UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

ECO SCIENCE SOLUTIONS, INC.

(Exact name of Company as specified in its charter)

Nevada	333-166487	46-4199032
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

300 S. El Camino Real #206 San Clemente, CA 92672
(Address of principal executive offices)

(833) 464-3726
(Company’s Telephone Number)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class To be so registered	Name of each exchange on which each class is to be registered

Securities registered pursuant to Section 12(g) of the Act:

Common Stock

(Title of class)

Indicate by check mark whether the registrant if a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

Item 1. Business.

Corporate Overview

The Company’s principal executive office is located at 300 S. El Camino Real #206 San Clemente, CA 92672.  The Company’s telephone number is 833-GoHerbo (833 464-3726). The Company’s website is www.useherbo.com.

The Company intends to continue developing as a vertically integrated provider of consumer and enterprise technology products and services, which assist consumers, companies, brands and entrepreneurs to effectively transact business, with compliance, in the combined multi-billion-dollar cannabis and CBD hemp industries.

We will continue to enhance our enterprise initiatives focused on developing technology and accounting solutions, coupled with data analytics to help businesses to be more effective in their abilities to connect, market, and sell to consumers.

Eco Science Solutions, Inc. has technology and service relationships with those in farming, extraction, manufacturing and distribution in both the cannabis and CBD hemp industries.  Along with its subsidiary Ga-Du, ESSI is able to provide a 360-degree ecosystem for business location, localized communications between consumers and business operators, on-topic social networking, inventory management / selection, payment facilitation and cash management.

* Eco Science Solutions, Inc. is not in the business of growing, manufacturing, or distributing cannabis.

The Company’s common stock symbol “ESSI” was revoked on October 6, 2022, due to delinquent SEC filings. The Company intends to file a Form 15c2-11 in order to have its stock trading on the OTC site as soon as practicable; the Company will request the symbol ESSI.

Corporate History

Formation and Business Development

The Company was incorporated in the state of Nevada on December 8, 2009, under the name Pristine Solutions, Inc.

During the fiscal years ended January 31, 2012, through 2015 the Company acquired various projects and corporate entities across various industry sectors in an effort to commence revenue generating operations. As a result of the transition in business focus, management teams and controlling shareholders over these fiscal periods, the Company changed its name from Pristine Solutions Inc. to Eaton Scientific Systems Inc. effective November 27, 2012, and subsequently to Eco Science Solutions, Inc. during February 2014, in order to better reflect its evolving business operations. The Company effected a 1000-to-1 reverse stock split in February 2014.

On December 15, 2015, Mr. Jeffery Taylor and Mr. Don Taylor became the controlling shareholders of the Company. Presently Jeffery and Don Taylor control approximately 16% of the issued and outstanding shares.

Effective December 17, 2015, Mr. Jeffery Taylor was appointed to serve as Chief Executive Officer and President of the Company and Mr. Don Lee Taylor was appointed to serve as Chief Financial Officer of the Company. Upon this change in control, the direction of business turned to a focus on eco-friendly products and related businesses. Between 2015 and 2017 the Company worked to develop certain apps known as Herbo and Fitrix for introduction to the marketplace.

On December 8, 2020 Jeffery Taylor resigned his position as Chairman of the Board, Don Taylor resigned his positions as CFO, Member of the Board of Directors, and Treasurer, and Michael Rountree was appointed interim CFO and Treasurer.  The resignations were pursuant to the Order and Judgment in the settlement of the aforementioned lawsuit.

On January 28, 2021, the Board of Directors accepted the resignation of Jeffery Taylor as Chief Executive Officer, effective January 31, 2021, and Michael Rountree accepted the appointment of Chief Executive Officer of the Company, effective January 31, 2021; Michael Rountree will hold the positions of Chief Executive Officer and Chief Financial Officer. Mr. Jeffery Taylor will remain active in the Company.

The Fitrix app was intended to keep track of users day-to-day fitness routines, dietary habits and alternative medicine intake. During fiscal 2020, the Company determined to cease support of the Fitrix app and fold in certain functionality contained into its Herbo app and suite of enterprise software.

The Herbo apps, was developed to help users find dispensary locations, view available product inventory, provide access to delivery services, as well as connect with alternative doctors to provide evaluations. Additionally, the product was architected to provide e-commerce, point of sale and supporting operational enterprise software as a service to business customers.

During fiscal 2018 ESSI acquired 100% of the shares of capital stock of Ga-Du Corporation (GD or Ga-Du)), at which time Ga-Du became a wholly owned subsidiary of the Company. Concurrent with the transaction, on June 21, 2017, Mr. John Lewis and Mr. S. Randall Oveson joined the Board of directors of ESSI. Ga-Du offers a Financial Services Platform, bringing important enterprise FinTech technologies in-house and bringing ESSI an opportunity to expand the reach of its Herbo product suite.

GD provides financial and enterprise services to businesses and individuals, including the cannabis industry, on a programmatic or membership basis from which GD derives fees and income from enrolling companies in their financial program and providing a range of services, with respect to which GD derive fees and income on a fee-based schedule.

The primary focus of GD is providing virtual financial and enterprise services to businesses and individuals that are challenged in the traditional banking systems, and/or require more intensive compliance than banks are willing, or able to perform and/or do not have the technical expertise or financial wherewithal in house to develop their own FinTech solutions, including accounting and enterprise management software.  One such industry is the cannabis industry in where Membership relationships are formed with businesses in this industry, following a full compliance audit on the business. These services utilize the Herbo suite of software to effectively track transactional data.

On March 1, 2019 the Company and Haiku Holdings, LLC (“Haiku”), a limited liability company owned by The Rountree Trust, of which Michael Rountree, the Company’s COO at the time of the agreement, is the Trustee, entered into a Trademark Licensing Agreement.  Under the terms of the agreement, the Licensed Marks, including and incorporating Herbo, may be used by Haiku to facilitate the Company’s business including lead generation and referral services. Further, as a result of any revenue generating business generated by Haiku, the Company shall receive 90% of the net revenue. The license remains in effect for a period of ten (10) years from the effective date of the agreement and may be terminated on sixty (60) days written notice by the Company should there be a material breach which remains uncured, or at any time on ten (10) days written notice by Haiku without cause.

Effective July 1, 2019, the Company (“Reseller”) entered into a Software Reseller Agreement with respect to the Herbo suite of software offerings with Haiku (“Licensor”). Licensor is the owner of certain computer software-as-a-service offerings and related documentation that it provides to end users. Under the terms of the agreement, the Reseller desires (a) a non-exclusive license of the Software and (b) a non-exclusive, non-transferable, non-assignable and limited right and license to reproduce, market, and distribute such Software, and Licensor agrees to grant to Reseller such right and license.  Under the terms of the agreement for each respective End User License Agreement (EULA) entered into with an End User, Reseller shall pay Licensor the corresponding license fee for the software usage of 10% of gross receipts from End Users. Fees are due on or prior to the 15th day of each calendar month in respect of all gross receipts received from End Users during the previous calendar month.

On December 8, 2020, the Company cancelled One Million Five Hundred Thousand Dollars ($1,500,000) of debt owed to Phenix Ventures, an entity controlled by Gannon Giguiere, pursuant to the Order and Judgment in the settlement of a lawsuit entitled In re Eco Science Solutions, Inc. Shareholder Derivative Litigation Lead Civil No. 1:17-cv-00530-LEW-WRP (D. Haw.)

Between December 8, 2020 and December 15, 2020, the following shareholders returned shares to the Company’s Transfer Agent for cancellation: (a) Gannon Giguiere – 1,500,000 shares; (b) Jeffery Taylor – 750,000 shares; (c) Don Taylor – 750,000 shares; (d) L John Lewis – 250,000 shares; and (e) S Randall Oveson – 250,000 shares.  The cancellation of the shares were pursuant to the Order and Judgment in the settlement of the aforementioned lawsuit.

Current Business, Strategy and Material Events

The Company successfully settled certain litigation in the final quarter of the 2020 fiscal year. On November 17, 2020 the United States District Court for the District of Hawaii issued an order in the action captioned In re Eco Science Solutions, Inc. Shareholder Derivative Litigation Lead Civil No. 1:17-cv-00530-LEW-WRP (D. Haw.), approving a settlement (the “Settlement” or “Stipulation”), the Order and Final Judgment was executed by the Honorable Leslie Kobayashi and filed with the Court on December 3, 2020. (See Item 3 – Legal Proceedings)

As a result of certain terms of the aforementioned Settlement, on December 23, 2020, the Company approved the appointment of Mr. Carl Mudd to serve as Chairman of the Board and Ombudsman of the Company.  As consideration for his service, in addition to receiving two million five hundred thousand (2,500,000) restricted shares of the Company’s common stock, Mr. Mudd receives an advisory fee of Ten Thousand Dollars ($10,000) per month, commencing December 24, 2020. Half of the monthly advisory fee ($5,000) must be paid to Mr. Mudd, while the other half of the advisory fee may be accrued on a monthly basis until the Company has closed a bona fide third-party debt and/or equity financing of at least eight hundred thousand dollars ($800,000).

Among his key responsibilities as Chairman of the Board, Mr. Mudd will ensure compliance with corporate governance standards applicable to smaller reporting issuers, chair meetings of the Company’s Board, shareholders and executive sessions of the Board, coordinate the activities of the directors of the Board, serve as a formal liaison between the Company’s senior management and the directors of the Board, coordinate the activities of the Board’s operating committees and assist management in maintaining effective communication with the Company’s shareholders.

The term of this Agreement shall be four (4) years or as set forth in the Stipulation of Order. This Agreement may be terminated by either party upon thirty (30) days notice for material breach. In addition, this Agreement shall terminate in the event of the resignation of Advisor from the Board.

On January 28, 2021, the Company entered into an Asset Purchase Agreement with Haiku, wherein the Company purchased the enterprise software platform, coupling the Company’s consumer engagement applications and e-commerce platform to this proprietary enterprise accounting, inventory management, customer relationship management, and overall business operations (the “Software”).  The terms of the Asset Purchase Agreement required that ESSI deliver to the Seller and/or it’s assigns an aggregate of 1,500,000 shares of its restricted common stock (the “Shares”).  Further, ESSI will not assume and shall have no responsibility for any of the Seller’s obligations related to the Purchased Assets (including leases and liabilities of any type, kind or nature), whether fixed, accrued, contingent or otherwise, and whether arising in contract, in tort, by violation of law, by operation of law, or otherwise, and all such obligations, past, present, or arising in the future, shall remain with the Seller. A fully detailed description of the asset purchased and its applicability to the Cannabis category specifically, was filed as Schedule 1 to the Asset Purchase Agreement appended as an exhibit to the Company’s Form 8-K filed with the SEC on January 28, 2021.

On January 28, 2021, the Company entered into an Executive Employment Agreement (“Agreement”), effective January 31, 2021, as amended, with Michael Rountree, who was at the time the Company’s Chief Operating Officer. Under the Agreement, Michael will serve as the Chief Executive Officer, as well as the Chief Financial Officer. The term of the Agreement is for three years.  Mr. Rountree is currently accruing his annual base salary of $250,000 per year until a date that the Board of Directors deems the financial ability of the Company to satisfy this Agreement is achieved.  Additionally, Mr. Rountree has been issued 3,000,000 shares of Company common stock. The Employment Term and the Executive’s employment may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits set forth in the Employment Agreement and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

On January 28, 2021, the Company also entered into an Indemnification Agreement with Michael Rountree whereunder the Company will indemnify Mr. Rountree in his positions as the Chief Executive Officer and Chief Financial Officer, to the fullest extent permitted by applicable law, so that he will serve, and continue to serve, the Company free from undue concern that he will not be so indemnified.

On January 28, 2021, the Company entered into a Debt Settlement and Share Purchase Agreement with Rountree Consulting, Inc., a company owned by The Rountree Trust, wherein Rountree Consulting, Inc. agreed to accept 500,000 unregistered, restricted shares of the Company’s common stock at a price of US $.50 per share (collectively, the “Shares”), in settlement of a portion, in the amount of $250,000 (the Settled Debt) of the total debt owed to Rountree Consulting, Inc. by the Company.

On January 28, 2021, the Board of Directors accepted the resignation of Jeffery Taylor as Chief Executive Officer, effective January 31, 2021, and Michael Rountree accepted the appointment of Chief Executive Officer of the Company, effective January 31, 2021; Michael Rountree will hold the positions of Chief Executive Officer and Chief Financial Officer. Mr. Jeffery Taylor will remain active in the Company, and holds the title of President and Secretary.

On May 14, 2021, the Board of Directors approved agreements to indemnify each member of the Board to the fullest extent permitted by applicable law, so that each member will serve, and continue to serve, the Company free from undue concern that he will not be so indemnified.

Eco Science Solutions, Inc. is committed to becoming a vertically integrated provider of consumer and enterprise technology products and services which assist consumers, companies, brands and entrepreneurs to effectively transact business, with compliance, in the combined multi-billion-dollar cannabis and CBD hemp industries.

Eco Science Solutions, Inc. has technology and service relationships with those in farming, extraction, manufacturing and distribution in both the cannabis and CBD hemp industries.  Along with its subsidiary Ga-Du, ESSI is able to provide a 360-degree ecosystem for business location, localized communications between consumers and business operators, on-topic social networking, inventory management / selection, payment facilitation and cash management.

* Eco Science Solutions, Inc. is not in the business of growing, manufacturing, or distributing cannabis.

Herbo

The Herbo Enterprise Software is a customizable, all-in-one consumer and enterprise software as a service (SaaS) and resource for businesses in the Cannabis and Hemp industries. Herbo provides the software, custom web development, operational training and support needed to plan and manage your Marijuana or CBD business. Our recently acquired and customized software has provided businesses with intelligence software for over 15 years, while offering seed-to-sale software solutions to the Cannabis and Hemp industries since 2010.

We have developed multiple financial services applications as well as a software platform that captures individual and business entity data. The platform is a secure portal for account access and features incorporating current banking standards for operating and securing online data.  In terms of Financial Services, the platform uses a strict and proprietary Know-Your-Customer (KYC) process, that ensures compliance regardless of the underlying usage.  This software can be used for membership capture, registrations of various kinds, for customer accounts retention and marketing, and/or for bank accounts.  In addition, the banking platform has been enhanced for mobile devices.  The mobile payment platform accommodates the purchasing of products and services, as well as other products and services both inside and outside the cannabis industry.  By targeting digital customers rather than brick-and-mortar customers, the digital platform used by ESSI is able to provide banking services to any underserved area.

Cultivators, Processors, Manufacturers, Labs, Distributors, Transporters, Dispensaries, Retailers and Regulators, from seed-to-CPA are all target users of Herbo.

We have developed a one-stop-shop our clients’ business needs with a goal of providing all services with one single login:

●	Point-of-Sale

●	Bookkeeping & Banking

●	Inventory Tracking & Management

●	Compliance & Reporting

●	Tax & Accounting

●	Payroll & Employee Time Tracking

●	e-Commerce

●	Merchant Processing Integration

●	CRM & Customer Loyalty

Customers can support any business with the Herbo end-to-end enterprise software, no matter size or industry

●	Single dispensary operations

●	Integrated vertical operations

●	Multiple site operations with

Our complete Herbo software product website is available at www.useherbo.com.

Government Regulations

Cannabis is currently a Schedule I controlled substance under the Controlled Substances Act (CSA) and is, therefore, illegal under federal law. Even in those states in which the use of cannabis has been legalized pursuant to state law, its use, possession or cultivation remains a violation of federal law. A Schedule I controlled substance is defined as one that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The U.S. Department of Justice (the “DOJ”) defines Schedule I controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the federal government decides to enforce the CSA, persons that are charged with distributing, possessing with intent to distribute or growing cannabis could be subject to fines and/or terms of imprisonment, the maximum being life imprisonment and a $50 million fine, even though these persons are in compliance with state law.

In light of such conflict between federal laws and state laws regarding cannabis, the previous administration had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. Although they have not done so, the current administration could decide to strongly enforce the federal laws applicable to cannabis. See Justice Department Memo on Marijuana Enforcement discussed below.  Any such change in the federal government’s enforcement of current federal laws could impact our planned business operation. Because the business activities of businesses, engaged in the medicinal cannabis industry, that we may direct our customers is illegal under federal law, we may be deemed to be aiding and abetting illegal activities through the location services that we provide to our customers, relative to the cannabis industry.  As a result, we may be subject to actions by law enforcement authorities, which would materially and adversely affect our business. Legislation is currently pending in the U.S. Congress which would reclassify cannabis from Schedule 1 to Schedule 3. If enacted into law, such change could provide a material benefit to businesses engaged in the cultivation and sale of cannabis, including eligibility for federal tax deductions, access to the banking system and generally de-criminalizing the use or sale of cannabis where it is legal under applicable state laws.

The current administration has indicated that it will closely scrutinize the cannabis industry, in particular, recreational marijuana. While we do not directly engage in the sale or cultivation of cannabis, changes in laws, rules and regulations could have a material adverse or positive effect on our business and financial condition.

Justice Department Memo on Marijuana Enforcement

Because of the inconsistencies in federal and state law, on January 4, 2018, the Department of Justice (DOJ) issued a memo on federal marijuana enforcement policy announcing what it deemed to be a return to the rule of law and the rescission of previous guidance documents which would include the so called Cole Memorandum. Since the passage of the Controlled Substances Act in 1970, Congress has generally prohibited the cultivation, distribution, and possession of marijuana. In the memorandum, the Attorney General directed all U.S. Attorneys to enforce the laws enacted by Congress and to follow well-established principles when pursuing prosecutions related to marijuana activities. The DOJ asserts this return to the rule of law is also a return of trust and local control to federal prosecutors who know where and how to deploy Justice Department resources most effectively to reduce violent crime, stem the tide of the drug crisis, and dismantle criminal gangs.

On April 13, 2018 it was announced that President Donald Trump had promised Senate Republican Cory Gardner that he will support congressional efforts to protect states that have legalized marijuana, defusing a months-long standoff between Sen. Cory Gardner and the administration over Justice Department nominees. Trump told Gardner that despite the DOJ memo of January 4, 2018, the marijuana industry in Colorado will not be targeted. A bill has not been finalized, but discussion has commenced to find legislation that would, in effect, make clear the federal government cannot interfere with states that have voted to legalize marijuana.(1)

(1) https://www.washingtonpost.com/politics/trump-gardner-strike-deal-on-legalized-marijuana-ending-standoff-over -justice-nominees/ 2018/04/13/2ac3b35a-3f3a-11e8-912d-16c9e9b37800_story.html

January 4, 2020 marked the two year anniversary of the “Sessions Memorandum” in which (then) Attorney General Jeff Sessions rescinded the Cole Memorandum and other Obama era DOJ guidance which essentially stated that DOJ would not prosecute state-compliant marijuana-related activity.  Many saw the statement as a declaration of a new “War on Drugs.” However, a review of DOJ cases brought over the last two years reveals that the Trump Justice Department has largely adhered to the Obama Administration’s enforcement priorities.

The Cole Memorandum

The Cole Memorandum stated that federal cannabis enforcement resources would be concentrated on cases involving:

●	Revenue from the sale of cannabis going to criminal enterprises, gangs, and cartels,

●	State authorized cannabis activity being used as a cover or pretext for the trafficking of other illegal drugs or Other illegal activity,

●	Violence and the use of firearms in the cultivation and distribution of cannabis,

●	Distribution of cannabis to minors,

●	Diversion of cannabis from states where it is legal under state law in some form to other states,

●	Drugged driving and the exacerbation of other adverse public health consequences associated with cannabis use,

●	Growing of cannabis on public lands and the attendant public safety and environmental dangers posed by cannabis production on public lands, and

●	Cannabis possession or use on federal property.

The Cole Memorandum also stated that:

In jurisdictions that have enacted laws legalizing marijuana in some form and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale, and possession of marijuana, conduct in compliance with those laws and regulations is less likely to threaten the federal priorities set forth above…. The primary question in all cases – and in all jurisdictions-should be whether the conduct at issue implicates one or more of the enforcement priorities listed above.

In other words, so long as a marijuana business complied with state law, it would not be subject to federal prosecution unless it violated one of the Cole Memorandum priorities.  At his confirmation hearing in 2018, Attorney General Barr suggested that DOJ would not prosecute state compliant marijuana activity but has left the Sessions Memorandum in place as official DOJ policy.  Nevertheless, the Sessions Memorandum appears to have done little to change Obama Administration policy.

DOJ Cases

We reviewed DOJ press releases on approximately 50 federal prosecutions involving marijuana during the period 2018-2020 and did not find one that involved purely state compliant activity. In fact, almost all involved Cole Memorandum priorities – most commonly, organized crime, the use of firearms, and trafficking of other illegal drugs. Those prosecutions which did not involve one of the Cole Memorandum priorities took place in states where recreational marijuana has not (or had not yet) been legalized, such as Texas, Oklahoma and Georgia.

This review also revealed another federal enforcement priority not identified in the Cole Memorandum – public corruption in the marijuana industry.  For example, one reported case involved a former Maryland state delegate who allegedly took bribes in exchange for voting in favor of a bill to increase the number of medical marijuana grower and processing licenses available to an out-of-state company. Another involved a police officer who used his official position to protect a marijuana trafficking business. One case involved a Border Patrol Agent who took bribes from a suspected drug trafficker in exchange for information about Customs Border Protection surveillance. Another involved the prosecution of the Mayor of Fall River, Massachusetts for extorting more than $250,000 in bribes from cannabis businesses in return for assistance with licenses.

In such official extortion cases, legitimate marijuana businesses, far from being prosecuted, are actually treated as victims. We did not identify any cases involving the prosecution of financial institutions for laundering marijuana proceeds. Nor did we identify any cases involving the prosecution of ancillary legitimate businesses that supported marijuana businesses by providing them with otherwise legitimate products or services.

Finally, almost all of the DOJ press releases express appreciation to state and local law enforcement and many cited the Organized Crime Drug Enforcement Task Force (OCDETF) program, a federal multi-agency, multi-jurisdictional task force that supplies supplemental federal funding to federal and state agencies to help them disrupt and dismantle drug trafficking organizations. Such statements indicate the great extent to which federal narcotics enforcement is dependent on assistance from state and local law enforcement. As long as this remains the case, state compliant behavior is unlikely to be prosecuted, regardless of DOJ’s publicly stated policy.

Industrial Hemp

Industrial hemp is now legal in the U.S., which advocates hope could eventually loosen laws around the popular marijuana extract CBD.

The 2018 farm bill which legalized hemp including a variety of cannabis that does not produce the psychoactive component of marijuana, paved the way to legitimacy for an agricultural sector that has been operating on the fringe of the law. Industrial hemp has made investors and executives swoon because of the potential multibillion-dollar market for cannabidiol, or CBD, a non-psychoactive compound that has started to turn up in beverages, health products and pet snacks, among other products.

Currently, it appears that CBD will remain largely off-limits for ingestible products. The Food and Drug Administration issued a statement saying that despite the new status of hemp, CBD is still considered a drug ingredient and remains illegal to add to food or health products without the agency’s approval, disappointing many hemp advocates, who said they will continue to work to convince the FDA to loosen its CBD rules. The FDA said some hemp ingredients, such as hulled hemp seeds, hemp seed protein and hemp seed oil, are safe in food and won’t require additional approvals.

The farm bill places industrial hemp, which is defined as a cannabis plant with under 0.3% of tetrahydrocannabinol, or THC, under the supervision of the Agriculture Department and removes CBD from the purview of the Controlled Substances Act, which covers marijuana. The law also “explicitly” preserved the Food and Drug Administration’s authority to regulate products containing cannabis, or cannabis-derived compounds.

Item 1A. Risk Factors.

You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this prospectus entitled “Information Regarding Forward Looking Statements.” The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations.

RISKS RELATED TO BUSINESSES IN THE MEDICINAL CANNABIS INDUSTRY

Because the business activities of businesses engaged in the medicinal cannabis industry, that we may direct our customers, is illegal under federal law, we may be deemed to be aiding and abetting illegal activities through the location services that we provide to our customers, relative to the cannabis industry.  As a result, we may be subject to actions by law enforcement authorities, which would materially and adversely affect our business.

Under United States federal law, the possession, use, cultivation, and transfer of cannabis is illegal.  Although we do not engage in any of those activities, we provide services to customers that are seeking businesses that engage in those activities.  As a result, we may be subject to actions by law enforcement authorities, which would materially and adversely affect our business.

Some of the activities of businesses to which we may direct our customers, while believed to be compliant with applicable state law, are illegal under federal laws.  If any of those businesses are closed by law enforcement authorities, our business will be materially and adversely affected.

The medicinal cannabis industry is currently conducted in fifteen states, plus the District of Columbia, that have passed laws either decriminalizing or legalizing the medicinal use of cannabis.  However, under United States federal law, the possession, use, cultivation, and transfer of cannabis is illegal.  The federal, and in some cases, state law enforcement authorities have frequently closed down dispensaries and investigated and/or closed physician offices that provide medicinal cannabis recommendations.  To the extent that these types of businesses are closed down, our customers may not need our services, which would material and adversely affect our business.

There are currently thirty-nine states that allow the medicinal use of cannabis, and twelve states that allow the recreational use of cannabis; if one or more states that currently allow either reverse their position, our business may be materially and adversely affected.

Currently, thirty-nine states and the District of Columbia allow the use of medicinal cannabis.  Twelve states allow the recreational use of cannabis. While we believe that the number of states that allow the use of medicinal cannabis will remain as they are, there can be no assurance that they will, and if they do not, there can be no assurance that the thirty-nine existing states and/or the District of Columbia won’t reverse their position and disallow it.  Additionally, while more states are petitioning to allow for the recreational use of cannabis, there can be no assurance that the existing twelve states will not revoke the recreational use of cannabis, or that more states will allow it. We provide services that help our customers locate the type of businesses that engage in providing medicinal and recreational cannabis, and we offer a suite of financial services for businesses that engage in the retail sale of cannabis. If any of the states that now allow for the medicinal or recreational use of cannabis reverse their position and disallow the use, our business could fail.

Climate change has the potential to affect companies; rising sea levels, extreme storms, and water shortages, directly threaten valuable company assets.

Global efforts to reduce greenhouse gas emissions or otherwise mitigate the effects of climate change could dramatically affect the value of company assets. The Task Force on Climate-related Financial Disclosures has written that the reduction in greenhouse gas emissions “coupled with rapidly declining costs and increased deployment of clean and energy-efficient technologies could have significant, near-term financial implications for organizations dependent on extracting, producing, and using coal, oil, and natural gas.” These “climate-related risks and the expected transition to a lower-carbon economy affect most economic sectors and industries.”

The effects of climate change and on the fossil fuel industry are likely to be most severe and could influence the cannabis industry with regard to the growing and harvesting of cannabis. If the climate change causes the cannabis industry to shut down, our business will fail.

RISKS RELATED TO OUR FINANCIAL RESULTS

We have incurred losses since our inception, have yet to achieve profitable operations and anticipate that we will continue to incur losses for the foreseeable future.

For the nine months ended October 31, 2022 and 2021 we incurred net losses of $1,344,266 and $988,009, respectively. For the fiscal years ended January 31, 2022 and 2021 we incurred net losses of $1,430,362 and $106,317, respectively. At October 31, 2022 and January 31, 2022 we had an accumulated deficit of $75,929,027 and $74,584,761. We have not yet generated recurring revenue from our key business operations and expect to continue to incur losses until such time as our business plan is fully implemented. There is no assurance we will be able to derive revenues from the development of our social communications business to successfully achieve positive cash flow or that our social communications business will be successful. If we achieve profitability, we may be unable to sustain or increase profits on a quarterly or annual basis.

We believe that long-term profitability and growth will depend on our ability to:

●	develop and grow our social communications business; or

●	engage in any alternative business

Inability to successfully execute on any of the above, among other factors, could have a material adverse effect on our business, financial results or operations.

Because we have a limited operating history, have yet to attain profitable operations and will need additional financing to fund our businesses, there is doubt about our ability to continue as a going concern.

Our financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. We have accumulated a loss to date and have relied on raising funds through private placements and from loans from officers and directors and third parties. During fiscal 2022, we obtained funds from financing through related party loans of $1,033,131 and as at January 31, 2022 held $72 in cash. During the nine months ended October 31, 2022 we obtained funds from financing through related party loans of $507,028 and had $253 in cash.

As of October 31, 2022 and January 31, 2022, we had an accumulated deficit of $75,929,027 and $74,584,761, respectively and have only generated limited revenue. The future of our Company is dependent upon our ability to obtain financing, upon the future success of our business and upon our ability to achieve profitable operations. Our independent registered accounting firm issued a report in connection with their January 31, 2022 and 2021 audits that included an explanatory paragraph referring to our recurring net losses and accumulated deficit and expressing substantial doubt in our ability to continue as a going concern. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event we cannot continue in existence.

If we engage in acquisition or expansion activities, we may require additional financing to fund our operations. We will seek such additional funds through private placements of our equity or debt securities or through loans from financial institutions, our officers and directors or our stockholders. There can be no assurance that we will be able to raise additional funds, if needed, on terms acceptable to us. If we do not obtain additional financing, when required, our planned business may fail.

Obtaining additional financing is subject to a number of factors, including investor acceptance of the value of our health and fitness application business. These factors may adversely affect the timing, amount, terms, or conditions of any financing that we may obtain or make any additional financing unavailable to us.

To date, our sources of cash have been primarily limited to the sale of our equity securities and loans from executive officers and directors. We cannot be certain that additional funding via this means will be available on acceptable terms, if at all. To the extent that we are able to raise additional funds by issuing equity securities, our existing stockholders may experience significant dilution. Any debt financing that we may secure, if available, may involve restrictive covenants that impact our ability to conduct our business. If we are unable to raise additional capital, when required, or on acceptable terms, we may have to delay or scale back significantly or discontinue our planned business projects. Inability to obtain these or other sources of capital could have a material adverse effect on our business, financial results or operations.

Certain of our outstanding loans are past due or payable in less than a year. No assurance can be given that we can pay off such loans should the lenders determine to seek payment on such loans at a time or times when we do not have sufficient cash assets to do so.

At October 31, 2022, $4,616,331 in principal, together with accrued interest due thereon, of our outstanding loans are due and payable within the next 12 months or already due.  A further $2,984,133 in principal resulting from loans from our officers and directors is already past due, excluding accrued interest thereon. Should the lenders seek payment at a time when we do not have sufficient cash assets to make payment and bring enforcement actions against us, this would have a material adverse effect on our business, financial results and operations.

RISKS RELATED TO OUR MANAGEMENT AND CORPORATE GOVERNANCE

We may find it difficult to attract senior management in the absence of Directors and Officers Insurance.

We do not presently maintain Directors and Officers Insurance. This may deter or preclude persons from joining our management or cause them to demand additional compensation to join our management.

We will need to increase our size, and may experience difficulties in managing growth.

We are a smaller reporting company with 3 employees as of December 19, 2022, inclusive of our executive officers and directors and one special consultant under contract.  The Company continues to use independent contractors on an as needed basis with respect to our software development initiatives. We hope to experience a period of expansion in headcount, facilities, infrastructure and overhead to develop our prospective social media businesses and to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional independent contractors and managers. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively. Inability to manage future growth could have a material adverse effect on our business, financial results or operations.

RISKS RELATED TO OUR HEALTH AND FITNESS BUSINESS

Our health and fitness business is a start-up business. No assurance can be given that we can successfully achieve demand for our products and services and achieve profitability.

We started our health and fitness application business in early January 2015. There is no certainty that our products and services will achieve market acceptance or that we will achieve profitability. Commercial relationships have to be developed with other market participants to deliver our products and services to market which cannot be guaranteed to be consummated in a timely fashion, if at all.

Our business may suffer if we are unable to attract or retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of our management, as well as other personnel. We have a small management team, and the loss of a key individual or our inability to attract suitably qualified replacements or additional staff could adversely affect our business. Our success also depends on the ability of management to form and maintain key commercial relationships within the market place. No assurance can be given that key personnel will continue their association or employment with us or that replacement personnel with comparable skills will be found. If we are unable to attract and retain key personnel and additional employees, our business may be adversely affected.

We are operating in a highly competitive market.

The development and marketing of a health and fitness application business is extremely competitive. In many cases, we will compete with entrenched health and fitness businesses. Competitors range from start-up companies to established companies, most of which have substantially greater financial, technical, marketing and human resource capabilities than we have, as well as established positions in markets and name brand recognition.

The development of our business is uncertain.

Our development efforts are subject to unanticipated delays, expenses or technical or other problems, as well as the possible insufficiency of funding to complete development. Our success will depend, in part, upon our products, services and technologies meeting acceptable cost and performance criteria, and upon their timely introduction into the marketplace. All of our proposed products, services and technologies may never be successfully developed, and even if developed, they may not satisfactorily perform the functions for which they are designed. Additionally, these products and services may not meet applicable price or performance objectives. Unanticipated technical or other problems may accrue which would result in increased costs or material delays in their development or commercialization.

We may be subject to third-party claims that we require additional patents for our products and we could face costly litigation, which could cause us to pay substantial damages and limit our ability to sell some or all of our products.

Our industry is characterized by a large number of patents, claims of which appear to overlap in many cases. As a result, there is a significant amount of uncertainty regarding the extent of patent protection and infringement. Companies may have pending patent applications (which are can be confidential for up to the first eighteen months following filing) that cover technologies we incorporate in our products. Our products are based on complex, rapidly developing technologies. These products could be developed without knowledge of previously filed patent applications that mature into patents that cover some aspect of these technologies. In addition, our belief that our products do not infringe the technology covered by valid and enforceable patents could be successfully challenged by third parties. As a result, we may be subjected to substantial damages for past infringement or be required to modify our products or stop selling them if it is ultimately determined that our products infringe a third party’s proprietary rights. Due to these factors, there remains a constant risk of intellectual property litigation affecting our business. To avoid or settle legal claims, it may be necessary or desirable in the future to obtain patents or licenses relating to one or more products or services or relating to current or future technologies, and we cannot be assured that we will be able to obtain these patents or licenses or other rights on commercially reasonable terms.

The cost of litigation and the amount of management time associated with infringement cases is significant. Should an infringement case be filed against us, there can be no assurance that these matters would be resolved favorably; that we would continue to be able to research, develop or sell the products in question or other products as a result; or that any legal costs associated with defending such claims or any monetary or other damages assessed against us would not have a material adverse effect on us. Even a successful outcome may take years to achieve and the costs associated with such litigation, in terms of dollars spent and diversion of management time and resources, could seriously harm our business. Moreover, if a third party claims an intellectual property right to technology that we use, we may be forced to discontinue the use of our platforms as they are currently used, an important research and development program, product, or product line, alter our platforms, products, and processes, pay license fees, pay damages for past infringement or cease certain activities.

If we fail to maintain and protect our intellectual property rights, our competitors could use our technology to develop competing products and our business will suffer.

Our competitive success will be affected in part by our ability to obtain and maintain patent protection for our inventions, technologies and discoveries, including our intellectual property that includes technologies that we may license. Our ability to do so will depend on, among other things, complex legal and factual questions. We cannot assure you that our patents will successfully preclude others from using our technology. Our pending patent applications may lack priority over others’ applications or may not result in the issuance of additional patents. Even if issued, our patents may not be sufficiently broad to provide protection against competitors with similar technologies and may be challenged, invalidated or circumvented.

In addition to patents, we rely and will rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements, licenses and other contractual provisions and technical measures to maintain and develop our competitive position with respect to intellectual property. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. For example, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property and we may not have adequate remedies for the breach. Our trade secrets could become known through other unforeseen means.

Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative application technologies or products that are competitive with, equal or superior to our technology. Our competitors may also develop similar products without infringing on any of our owned intellectual property rights or design around our proprietary technologies. Furthermore, any efforts to enforce our intellectual property rights could result in disputes and legal proceedings that could be costly and divert attention from our business.

RISKS RELATING TO OUR COMMON STOCK

We may need additional capital that will dilute the ownership interest of investors.

We may require additional capital to fund our future business operations. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our common stock, who may experience dilution of their ownership interest of our common stock. We cannot predict whether additional financing will be available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. The issuance of additional common Stock by our board of directors may have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

We have the ability to issue additional shares of our common stock and shares of preferred stock without asking for stockholder approval, which could cause your investment to be diluted.

Our Articles of Incorporation authorizes the Board of Directors to issue up to 650,000,000 shares of common stock and up to 50,000,000 shares of preferred stock. The power of the Board of Directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of common stock or preferred stock is generally not subject to stockholder approval. Accordingly, any additional issuance of our common stock, or preferred stock that may be convertible into common stock, may have the effect of diluting your investment.

Item 2. Financial Information.

The following discussion should be read in conjunction with the Company’s audited consolidated financial statements and the related notes for the year ended January 31, 2022 and 2021, that appear elsewhere in this report. The following discussion contains forward-looking statements that reflect the Company’s plans, estimates and beliefs. The Company’s actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to those discussed below and elsewhere in this annual report.

The Company’s consolidated financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Results of Operations

Overview of Current Operations

Results of Operations for the three and nine months ended October 31, 2022 and 2021

As at October 31, 2022 and January 31, 2022, the Company had $253 and $72 in cash and prepaid expenses of $14,000 and $0 for total current assets of $14,253 and $72. Prepaid expenses relate to amounts paid to our independent public auditor for ongoing services rendered. Total liabilities at October 31, 2022 and January 31, 2022 were $13,779,280 and $12,420,833 respectively. The Company has insufficient funds to meet its ongoing operations and is currently funded through loans and advances from our CEO and CFO, Mr, Michael Rountree.

Three months ended October 31, 2022 and 2021

During each of the three months ended October 31, 2022 and 2021, the Company has generated $0 in total revenue.

During the three months ended October 31, 2022 and 2021, the Company incurred total operating expenses of $462,093 and $314,194, respectively, including costs of sales of $4,464 and $5,352 respectively. Invoices issued for services rendered during each of the three months ended October 31, 2022 and 2021 were determined to be uncollectible. During the three months ended October 31, 2022 and 2021 management and consulting fees reflected a slight decrease from $197,000 (2021) to $189,000 (2022). Amounts incurred for accounting, audit and legal fees increased period over period predominantly as a result of an increase in audit review costs from $21,500 in fiscal 2021 to $42,500 in fiscal 2022. During the three months ended October 31, 2022 and 2021 research and development fees incurred were $213,595 and $82,550 respectively as the company continued to conclude upgrades to its software suite. Other operating and general and administrative expenses also increased slightly period over period from $7,792 in the three months ended October 31, 2021 to $12,034 for the three months ended October 31, 2022 relative to amounts paid for reporting costs, rent, travel and other costs.

The Company recorded cumulative interest expense of $16,854 and $14,197 in respect of certain convertible notes and other loan agreements, respectively during the three months ended October 31, 2022 and 2021. In the three months ended October 31, 2021, the Company recorded litigation dispute fees of $58,028 with no comparable expense in fiscal 2022.

The net loss for the three months ended October 31, 2022 totaled $478,947, as compared to $386,419 in the three months ended October 31, 2021.

Nine months ended October 31, 2022 and 2021

During the nine months ended October 31, 2022 and 2021, the Company has generated $0 and $12,732 in total revenue.

During the nine months ended October 31, 2022 and 2021, the Company incurred total operating expenses of $1,295,449 and $889,069, respectively, including costs of sales of 14,628 and $23,547 respectively. Invoices issued for services rendered during the three and nine months ended October 31, 2022 and the three months ended October 31, 2021 were determined to be uncollectible. During the nine months ended October 31, 2022 and 2021 management and consulting fees reflected a slight increase from $576,000 (2021) to $578,500 (2022). Amounts incurred for accounting, audit and legal fees decreased period over period predominantly as a result of the end of certain litigation and associated legal fees and totaled $94,000 in 2022 and $106,891 in 2021. During the nine months ended October 31, 2022 and 2021 research and development fees incurred were $567,718 and $160,259 respectively as the company continued to conclude upgrades to its software suite in the current nine months. Other operating and general and administrative expenses also increased slightly period over period from $35,104 in the nine months ended October 31, 2021 to $40,603 for the nine months ended October 31, 2022 relative to amounts paid for reporting costs, rent, travel and other costs.

The Company recorded cumulative interest expense of $48,817 and $40,912 in respect of certain convertible notes and other loan agreements, respectively during the nine months ended October 31, 2022 and 2021. In the nine months ended October 31, 2021, the Company recorded litigation dispute fees of $58,028 with no comparable expense in 2022.

The net loss for the nine months ended October 31, 2022 totaled $1,344,266, as compared to $988,009 in the nine months ended October 31, 2021.

The Company used net cash in operations of $506,847 and $379,366 respectively during the nine-month periods ended October 31, 2022 and 2021, recorded $Nil in both years as net cash used for investing activities and received cash from financing activities of $507,028 (2022) and $374,804 (2021), as a result of proceeds from related party loans.

Results of Operations for the years ended January 31, 2022 and 2021

During the fiscal years ended January 31, 2022 and 2021, the Company generated $12,732 and $52,728 in total revenue. During fiscal 2021 certain accounts receivable of $2,697 were written down as uncollectible. While we entered into certain licensing and marketing agreements in fiscal 2019 providing for fee-based income in relation to beta trials for the eXPO™ platform, we no longer expect to collect any revenue from these agreements. Revenue generated in the years ended January 31, 2022 and 2021 was derived from access to our current Herbo software suite.

Costs of revenue totaled $26,546 and $51,894 in fiscal 2022 and 2021, respectively. Invoices issued for certain services rendered during fiscal 2022 were determined to be uncollectible and therefore were not reported as revenues in the period.

As at January 31, 2022 and 2021, the Company had $72 and $4,907 in cash and total current assets. During the year ended January 31, 2021 the Company wrote down certain accounts receivable and prepaid expenses totaling $42,683, leaving cash on hand as our only asset.

During the fiscal years ended January 31, 2022 and 2021, the Company incurred total operating expenses of $1,430,362 and $1,221,002, respectively, including costs of sales of $26,546 and $51,894 in fiscal 2022 and 2021 respectively. During fiscal 2022 and 2021 the Company recorded depreciation and impairment of $0 and $1,741 respectively. Amounts expended on advertising and marketing reflect an increase in expenses in the current year over prior year from $6,777 in fiscal 2021 to $7,834 in fiscal 2022. Amounts expended on management and consulting fees showed an increase from $594,122 (2021) to $817,750 (2022). Amounts incurred for accounting, audit and legal fees decreased period over period as a result of a decline in legal costs and totaled $340,732 in fiscal 2021 and $124,487 in fiscal 2022. During fiscal 2022 and 2021 research and development fees incurred were $326,759 and $153,275 respectively, as we continued to incur development costs with respect to upgrades to our software suite. Other operating and general and administrative expenses were reduced year over year from $72,463 in fiscal 2021 to $27,497 in fiscal 2022 relative to amounts paid to maintain our public listing, rent, travel and other costs.

The Company recorded cumulative interest expense of $55,369 and $258,795 in respect of certain convertible notes and other loan agreements, respectively during fiscal 2022 and 2021. In fiscal 2021, the Company recorded net income from litigation of $1,337,252 with no comparable expense in fiscal 2022. Other expenses in the year ended January 31, 2021, included impairment of certain intangible assets of $16,500 with no comparable expense in the prior comparative year ended January 31, 2022, and payment of certain litigation settlement costs of $56,853 in fiscal 2022 with no comparative costs in fiscal 2021. Total other expense in the year ended January 31, 2022 was $112,222 compared to other income of $1,063,957 in the year ended January 31, 2021.

The net loss in fiscal 2021 was $106,317, as compared to $1,430,362 in fiscal 2022, largely due to the other income from litigation related matters.

The Company used net cash in operations of $1,037,996 and $388,295 respectively during the twelve-month periods ended January 31, 2022 and 2021, recorded $Nil in both years as net cash used for investing activities and received cash from financing activities of $1,033,131 (2022) and $390,325 (2021), predominantly as a result of proceeds from related party loans.

Plan of Operation

The Company changed the focus of its business at the close of fiscal 2016 to operate in the eco-friendly technology sector using social media sites and offering apps to generate advertising revenues and download fees, and to development certain enterprise software for the cannabis industry. During fiscal 2017 the Company laid the groundwork for income generation from these services by investing in ongoing development of its applications, websites and visibility in both the local and global market.  The Company has invested heavily in advertising to allow its applications and ecommerce website visibility on a global stage. During fiscal 2018 we further added to our business portfolio with the acquisition of Ga-Du corporation and its in house software offerings.

Fiscal 2020 brought our first revenues from our acquired Herbo enterprise software and we expect to see increasing revenues from this suite of services as we focus on marketing to a larger more focused client base. The Company’s need for ongoing capital by way of loans, sale of equity and/or convertible notes is expected to continue during the current fiscal year until we can establish substantive revenues from operations to cover all operational overhead. We have also had to rely heavily on loans from related parties in our most recently completed fiscal year as we work to have our shares returned for quotation to the OTCMarkets. There are no assurances additional capital will be available to the Company on acceptable terms or that this equity line will be available to us when needed.

Future funding could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company’s business, results of operations and financial condition. Any future funding might require the Company to obtain additional equity or debt financing, which might not be available on terms favorable to the Company, or at all, and such financing, if available, might be dilutive.

Going Concern

The Company has not generated significant revenues to date and has never paid any dividends and is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future.  As at October 31, 2022, the Company had a working capital deficit of $13,415,027 and an accumulated deficit of $75,928,128. As of January 31, 2022 the Company had a working capital deficit of $12,070,761 and an accumulated deficit of $74,584,761.The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from the Company’s future business. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The recent COVID-19 pandemic could continue to have an adverse impact on the Company going forward.  COVID-19 has caused significant disruptions to the global financial markets, which may severely impact the Company’s ability to raise additional capital and to pursue certain planned business activities. The Company may be required to cease operations if it is unable to finance its’ operations. The full impact of the COVID-19 outbreak will continue to evolve and is highly uncertain and subject to change. Management is actively monitoring the situation but given the potential evolution of the COVID-19 outbreak, the Company is not able to estimate the effects of the COVID-19 outbreak on its operations or financial condition in the next 12 months. There are no assurances that the Company will be able to meet its obligations, raise funds or continue to implement its planned business objectives to obtain profitable operations.

The consolidated financial statements reflect all adjustments consisting of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Liquidity and Capital Resources

As of October 31, 2022 and January 31, 2022, the Company had total current assets of $14,253 consisting of cash of $253 and prepaid expenses of $14,000, and cash of $72, respectively, and total current liabilities of $13,429,280 and $12,080,833, respectively. The Company has limited financial resources available outside loans from its officers and directors and funds it has previously obtained through use of convertible notes and loans from related parties.   There can be no guarantee the Company will continue to receive proceeds from loans, related party advances or convertible notes sufficient to meet its ongoing operational overheads as we continue to implement our business plan.  While we generated modest revenue in fiscal 2022, we do not yet have resources to meet our operational shortfalls.  Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. As noted, additional working capital may be sought through additional debt or equity private placements, additional notes payable to banks or related parties (officers, directors or stockholders), or from other available funding sources at market rates of interest, or a combination of these. The ability to raise necessary financing will depend on many factors, including the nature and prospects of any business to be acquired and the economic and market conditions prevailing at the time financing is sought. During the most recently completed fiscal year management has obtained additional funding with success, however there is no guarantee we will be able to continue to obtain financing if and when required. The current economic downturn may make it difficult to find new capital sources for the Company should they be required.

Future Financings

We anticipate continuing to rely on related party and third-party loans and equity sales of our common shares and/or shares for services rendered in order to continue to fund our business operations in the event of ongoing operational shortfalls. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any of additional sales of our equity securities or arrange for debt or other financing to fund our research and development activities.

Revenue

During fiscal 2020 we commenced operation of our Herbo enterprise software suite. The Herbo enterprise software is a customizable, all-in-one business software (SaaS) and resource for businesses in the Cannabis and Hemp industries. Herbo provides the software, custom web development, operational training and support needed to plan and manage your Marijuana or CBD business. During fiscal 2022 and 2021 we recorded gross revenues of $12,732 and $52,728, respectively, in respect to the licensing of the software. There was no revenue recorded in the nine months ended October 31, 2022, and $12,732 of revenue recorded in the nine months ended October 31, 2021.

Cost of Revenue

Costs of revenue consist of the direct expenses incurred to generate revenue. Such costs are recorded as incurred. Our cost of revenue consists primarily of fees associated with the operational charges related to our Herbo enterprise software. During three and nine months ended October 31, 2022 we incurred costs of sales of $4,464 and $14,628, with $5,352 and $23,547 as cost of sales during three and nine months ended October 31, 2021, respectively with respect to the licensing of our Herbo software suite. In the case of revenue earned by our wholly owned subsidiary, proceeds allocated to our revenue interest are net of associated costs. During fiscal 2022 and 2021 we incurred costs of sales of $26,546 and $51,894, respectively with respect to the licensing of our Herbo software suite.

Operating, General and Administrative Expenses

Three and nine months ended October 31, 2022 and 2021

	Three months ended		Nine months ended		Variances – nine months
	October 31, 2022	October 31, 2021	October 31, 2022	October 31, 2021	ended October 31
Legal, accounting and audit fees	42,500	21,500	94,000	106,891	(12,891)
Management and consulting fees	189,500	197,000	578,500	576,000	2,500
Research, development, and promotion	213,595	82,550	567,718	160,259	407,459
Office supplies and other general expenses	12,034	7,792	40,603	35,104	5,499
Total operating expenses	457,629	308,842	1,280,821	878,254	402,567

Fiscal year ended January 31, 2022 and 2021

	For the year ended
	January 31,
	2022	2021	Variances
Depreciation and impairment	-	1,741	$(1,741)
Legal, accounting and audit fees	124,487	340,732	(216,245)
Management and consulting fees	817,750	594,122	223,628
Research, development, and promotion	326,759	153,275	173,484
Office supplies and other general expenses	26,138	72,463	(46,325)
Advertising and marketing	7,834	6,777	1,057
Total operating expenses	1,302,968	1,169,110	$133,858

Contractual Obligations

As a “smaller reporting company”, the Company is not required to provide tabular disclosure obligations.

Off-Balance Sheet Arrangements

The Company has no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Critical Accounting Policies

The discussion and analysis of the Company’s financial condition and results of operations are based upon the Company’s consolidated audited financial statements, which have been prepared in accordance with the accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. The Company believes that understanding the basis and nature of the estimates and assumptions involved with the following aspects of the Company’s financial statements is critical to an understanding of its consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to long-lived assets and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred and were $0 during the three months period ended October 31, 2022 and $1,630 in the same period ended October 31, 2021. Advertising and marketing costs are expensed as incurred and were $2,550 during the nine months period ended October 31, 2022 and $4,758 in the same period ended October 31, 2021. Advertising and marketing costs include costs incurred with the marketing of our Herbo Software such as ad placement and other internet marketing efforts.

Advertising and marketing costs are expensed as incurred and were $7,834 during the fiscal year ended January 31, 2022 and $6,777 in the same period ended January 31, 2021. Advertising and marketing costs include costs incurred with the marketing of our Herbo Software including ad placement and other mainstream marketing efforts.

Revenue Recognition

Under ASC 606, the Company recognizes revenue from licensing agreements and contracts by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. For the comparative periods, revenue has not been adjusted and continues to be reported under ASC 605 — Revenue Recognition. Under ASC 605, revenue is recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the performance of service has been rendered to a customer or delivery has occurred; (3) the amount of fee to be paid by a customer is fixed and determinable; and (4) the collectability of the fee is reasonably assured.

$0 has been recognized as revenue in the three and nine months ended October 31, 2022, respectively, with $0 and $12,732 revenue in the three and nine months ended October 31, 2021, respectively. Revenue generated under enterprise software licenses will be recorded in accordance with the terms of the individual Customer contracts.  We expect license fees will be recorded on a monthly basis over the term of the contract, activation fees will be earned upon completion of set up and installation of the enterprise software, and customization and/or professional consulting services will be earned as rendered.

Cost of Revenue

Costs of revenue consist of the direct expenses incurred to generate revenue. Such costs are recorded as incurred. Our cost of revenue consists primarily of fees associated with the operational charges related to our Herbo enterprise software. During three and nine months ended October 31, 2022 we incurred costs of sales of $4,464 and $14,628, with $5,352 and $23,547 as cost of sales during three and nine months ended October 31, 2021, respectively with respect to the licensing of our Herbo software suite. In the case of revenue earned by our wholly owned subsidiary, proceeds allocated to our revenue interest are net of associated costs.

During fiscal 2022 and 2021 we incurred costs of sales of $26,546 and $51,894, respectively with respect to the licensing of our Herbo software suite.

Stock-Based Compensation

The Company records stock-based compensation in accordance with ASC 718, Share-Based Payments, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

Convertible Debt and Beneficial Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion features.

Stock Settled Debt

In certain instances, the Company will issue convertible notes which contain a provision in which the price of the conversion feature is priced at a fixed discount to the trading price of the Company’s common shares as traded in the over-the-counter market.  In these instances, the Company records a liability, in addition to the principal amount of the convertible note, as stock-settled debt for the fixed value transferred to the convertible note holder from the fixed discount conversion feature.  As of October 31, 2022 and January 31, 2022, $248,432 for the value of the stock settled debt for certain convertible notes is included in the Convertible note, net account under balance sheet.

Recently issued accounting pronouncements

There have been no material changes to our significant accounting policies as summarized above for the period ended October 31, 2022. We do not expect that the adoption of any recent accounting pronouncements will have a material impact on our accompanying consolidated financial statements.

Item 3. Properties.

The Company’s corporate headquarters are located at 300 S. El Camino Real #206, San Clemente, CA  92672, which space is provided by our Chief Executive Officer free of charge.

On July 21, 2017, we entered into a Sublease for office space in Seattle, Washington commencing August 1, 2017 and terminating the earlier of (a) March 31, 2020, or (b) the date this sublease is terminated by sub landlord upon the occurrence of an event of default, the sublease covers a total of 6,120 square feet of office space. Monthly base rent for the period September 1, 2017 to July 31, 2018 is $14,535, and the first month of rent is free of charge. In the second year the monthly base rent increases to $15,173.  In the third year the monthly base rent increases to $15,810.  The Company has remitted a security deposit in the amount of $15,810 in respect of this sublease.  The Company has passed on recording the deferred rent relative to the one free month of rent contained within the lease as it has been determined to be immaterial. During the period ended April 30, 2018 the Company accrued rent in respect to this sublease for the months of March and April 2018 including applicable operating costs.  During fiscal 2019, the Company has abandoned the space without payment or further accruals, and the lease has been effectively terminated. A balance of $21,051 remains due and payable.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, as of December 19, 2022, certain information with respect to the beneficial ownership of its common stock by each stockholder known by the Company to be the beneficial owner of more than 5% of its common stock and by each of its current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Title of Class	Name of Beneficial Owner	Amount and Nature of Shares (1)	Percent of Class Owned (2)	Percent of Total Voting Shares (3)
Directors and Officers
Common	Jeffery Taylor, President, Secretary and Director	4,279,019 Direct	8.08%	8.08%
Common	Michael D. Rountree, CEO, CFO, and COO	7,126,491 Direct	13.46%	13.46%
Common	A. Carl Mudd, Ombudsman, Director and Chairman of the Board	2,500,000 Direct	4.72%	4.72%
Common	S. Randall Oveson, Director, and Sole Director of Subsidiary, GaDu	1,750,000 (of which 750,000 shares are held directly and 1,000,000 shares are held by Deepsea Solutions LLC (4)	3.30%	3.30%
	Total Officers and Directors as a Group (4 persons)	15,655,510 Common Shares	29.56%	29.56%
Common	Andy Tucker	5,447,019 Direct	10.29%	10.29%
Common	Don Lee Taylor	4,279,019 Direct	8.08%	8.08%
	Total greater than 5% holders as a Group	9,726,038 Common Shares	18.37%	18.37%
	Total Common	25,381,548	47.93%	47.93%

(1)	As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) within 60 days of November 25, 2022. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.
(2)	There were 52,957,572 shares of common stock outstanding on December 19, 2022, and 0 shares of Preferred Stock issued and outstanding.

(3)	Calculation of percentage of Voting Shares is based on the following voting rights: (a) each share of Common Stock has the right to cast one (1) vote.
(4)	Deepsea Solutions LLC is 50% controlled by S. Randall Oveson.

Item 5.	Directors and Executive Officers.

The following table represents the directors and executive officers of the Company and its wholly owned subsidiary, as of December 19, 2022:

Name	Position(s) Held	Age	Date First Elected or Appointed
Jeffery Taylor	President, Secretary, Director (1)	50	December 17, 2015, as to President and January 11, 2016, as to Director and Secretary.
A. Carl Mudd	Ombudsman, Director, Chairman of the Board, Member of the audit committee	78	December 23, 2020, as to all positions
Michael D Rountree	Chief Executive Officer (1), Chief Financial Officer, Chief Operating Officer, Treasurer	52	January 31, 2021, as to CEO and CFO, December 8, 2020, as to Treasurer and June 21, 2017, as to COO.
S. Randall Oveson	Director and member of audit committee. Chief Operating Officer and Director of controlled subsidiary Ga D.	60	June 21, 2017, as to all positions.

1)

Mr. Jeffery Taylor resigned as Chief Executive Officer and Chairman of the Board, on January 28, 2021, effective January 31, 2021, and Mr. Michael Rountree was appointed Chief Executive Officer and Chief Financial Officer concurrently.

Mr. A. Carl Mudd

Mr. Mudd has extensive management experience, especially in the financial area, and has spent over 18 years consulting with and mentoring CEOs and board of directors of major companies on global strategy, business processes and international operations. In addition, he has 27 years of experience in international companies holding the key executive positions of chief financial officer, chief operating officer, and president. Mr. Mudd currently, and has previously, served as a member of the board of directors and chairman of the audit committee of other China- and U.S.-based NASDAQ and AMEX listed companies and as an advisory director to several large privately held companies. He also served as a Statutory Director and Chairman of the Nominating & Corporate Governance Committee of the National Association of Corporate Directors-North Texas Chapter and as Director in Residence with the Institute for Excellence in Corporate Governance-School of Management, University of Texas at Dallas. He is a Certified Public Accountant, holds a business degree from St. Edward’s University in Austin, Texas and a Certification of Director Education from The National Association of Corporate Directors Institute.

S Randall Oveson

BS MBA • Management, Finance, and Accounting

Mr. Oveson started his career as a Financial Analyst with Suite Thinking, Inc., a boutique hospitality consulting firm in Newport Beach, CA. There Mr. Oveson developed systems and processes used to analyse dozens of hotels part of a $500 million+ portfolio in various financial and operational categories still in use in the hospitality industry today.

Upon completion of his MBA at Pepperdine University Mr. Oveson has taken CEO, COO, CFO, and CIO roles in hospitality, the aerospace, manufacturing, brokerage, action sports, telecommunications, and the banking and healthcare technology industries. His range of experience includes all aspects of management for start-up and mid-tier companies both public and private entities. He has led dozens of full financial audits and reviews and has also led numerous PCI audits and MasterCard RAMP reviews. He has been instrumental in projects as diverse as the first and largest prepaid CLEC in the State of California to building out and growing the first financial data center on the island of Antigua.

Mr. Oveson is currently involved in financial processing projects in Europe, Canada, and the US as well as assisting with the development of Ga-Du Corporation’s enterprise solutions and operations.

Michael D. Rountree

Mr. Rountree is the Founder and President of Rountree Consulting, which he formed in 1997. He is a certified public accountant as well as a business and financial manager and advisor, providing financial, strategy, and business consulting services to clients with the goal of increasing sales and growing revenue, while also actively lowering expenses while streamlining operational efficiencies.  Mr. Rountree spent 3 years with Deloitte and Touche, as well as Price Waterhouse, working on multi-state tax and financial accounting engagements for large Fortune 500 and Global 2000 clients.  Mr. Rountree also spent 3 years at the State of California Franchise Tax Board.  His initial work was with the traditional corporate and individual audit group, but he was quickly promoted to the forensics audit practice where he handled complex financial, tax and audit engagements.

Mr. Rountree holds a BS degree with an emphasis in Accountancy from C.S.U Long Beach and a Masters in Business Taxation from the Leventhal School of Accounting at the University Southern of California.

Item 6.	Executive Compensation.

Name & Principal Position	FYE Jan 31	Salary ($)	Bonus ($)	Stock Award ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earning ($)	All Other Compensation ($)	Total ($)
Jeffery Taylor President, Secretary, Director (1)	2022 2021	115,000 115,000	None None	None None	None None	None None	None None	None None	115,000 115,000
Don Lee Taylor Treasurer, Director (2)	2022 2021	105,000 105,000	None None	None None	None None	None None	None None	None None	105,000 105,000
Michael D Rountree CEO, COO and CFO (3)	2022 2021	250,000 120,000	33,000 None	None None	None None	None None	None None	None None	283,000 120,000

[1]	Mr. Jeffery Taylor was appointed CEO and President on December 17, 2015. He resigned as CEO on January 28, 2021, effective January 31, 2021. During the fiscal year ended January 31, 2022, the company paid $123,000 (2021 - $141,000) to Mr. Jeffery Taylor. As at January 31, 2022 there was a total of $25,137 owing to Mr. Jeffery Taylor (January 31, 2021 - $33,137).
[2]	Mr. Don Lee Taylor was appointed CFO on December 17, 2015. He resigned as CFO December 8, 2020. During the fiscal year ended January 31, 2022, the company paid $33,000 (2021- $0) to Mr. Don Lee Taylor. As at January 31, 2022 there was a total of $368,700 owing to Mr. Don Lee Taylor (January 31, 2021 - $296,700).
[3]	Michael D. Rountree was appointed COO of the Company on June 21, 2017, and on December 8, 2020, he was appointed interim CFO and Treasurer. On January 28, 2021, effective January 31, 2021, Mr. Rountree formally accepted the positions of CEO and CFO. Under the terms of an Employment agreement with Mr. Rountree he charged the Company $120,000 for services during fiscal 2021, all of which remains unpaid. In January 2021 Mr. Rountree entered into a revised Executive Employment agreement, as amended March 1, 2021, whereunder he was issued 3,000,000 shares of restricted common stock valued at $33,000 and entitled to a base annual salary of $250,000 which amount shall accrue until such time as the Company has available resources. As at January 31, 2022 there was a total of $690,000 (January 31, 2021 - $440,000) in accrued and unpaid salary under the terms of the employment agreement.

Item 7.	Certain Relationships and Related Transactions, and Director Independence.

Related Party Transactions

None of the directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 10% of the Company’s outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction that has occurred during the nine months ended October 31, 2022 or the year ended January 31, 2022, or in any proposed transaction, which has materially affected or will affect the Company, with the exception of the following:

As of October 31, 2022 and January 31, 2022, related parties are due a total of $3,794,754 and $3,205,584, respectively.

	October 31, 2022	January 31, 2022
Related party payables (1)(2)(3)(5)(6)(7)	$2,507,702	$2,195,230
Notes payable (1)(3)(5)	2,984,133	2,477,105
Total related party transactions	$5,491,835	$4,672,335

Services provided from related parties:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2022	2021	2022	2021
Mr. Jeffery Taylor (1)(a)	$28,750	$28,750	$86,250	$86,250
Mr. Don Lee Taylor (1)(a)	26,250	26,250	78,750	78,750
Ms. Jennifer Taylor (2)	9,000	9,000	27,000	27,000
Mr. Michael Rountree (3)(a)	62,500	62,500	187,500	187,500
	$126,500	$126,500	$379,500	$379,500

Interest expenses from related parties:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2022	2021	2022	2021
Mr. Don Lee Taylor (1)(b)	33	33	98	98
Mr. Michael Rountree (3)(b)	6,585	3,951	18,346	10,486
Mr. Lewis (4)	428	429	1,271	1,273
	$7,046	$4,413	$19,715	$11,857

(a) Employment agreements with Mr. Jeffery Taylor and Mr. Don Lee Taylor

On December 21, 2015, the Company entered into employment agreements with Mr. Jeffery Taylor and Mr. Don Lee Taylor for a period of 24 months, where after the contract may be renewed in one-year terms at the election of both parties.  Jeffery Taylor shall receive an annual gross salary of $115,000 and Don Lee Taylor shall receive an annual gross salary of $105,000 payable in equal instalments on the last day of each calendar month and which may be accrued until such time as the Company has sufficient cash flow to settle amounts payable.  Further under the terms of the respective agreements all inventions, innovations, improvements, know-how, plans, development, methods, designs, analyses, specifications, software, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) which relate to any of the Company’s actual or proposed business activities and which are created, designed or conceived, developed or made by the Executive during the Executive’s past or future employment by the Company or any Affiliates, or any predecessor thereof (“Work Product”), belong to the Company, or its Affiliates, as applicable. During the nine months ended October 31, 2022, the company paid $67,500 (2021 - $100,500) to Mr. Jeffery Taylor and $56,000 (2021- $15,000) to Mr. Don Lee Taylor.  As at January 31, 2022 there was a total of $43,887 owing to Mr. Jeffery Taylor (January 31, 2022 - $25,137) and $391,450 to Mr. Don Lee Taylor (January 31, 2022 - $368,700), respectively, in accrued and unpaid salary under the terms of the employment agreement.

(b) Note payable

On February 17, 2016, the Company issued promissory notes to Mr. Jeffery Taylor, CEO, in the amount of $17,500 and to Mr. Don Lee Taylor, CFO, in the amount of $17,500, respectively. The notes bear interest at a rate of 1% per annum, maturing on August 17, 2016. During the fiscal year ended January 31, 2017, the company repaid $2,500 to Mr. Jeffery Taylor and $2,500 to Mr. Don Lee Taylor. During the fiscal year ended January 31, 2019, the company repaid $5,000 to Mr. Jeffery Taylor and $2,000 to Mr. Don Lee Taylor. During the fiscal year ended January 31, 2020, the company repaid $10,000 to Mr. Jeffery Taylor and $0 to Mr. Don Lee Taylor.  As at October 21, 2022 there was a total of $0 owing to Mr. Jeffery Taylor (January 31, 2022 - $0) and $13,000 to Mr. Don Lee Taylor (January 31, 2022 - $13,000), respectively.

(2)	For the nine months ended October 31, 2022 and 2021, the Company was invoiced a total of $27,000 as consulting services by Ms. Jennifer Taylor, sister of the Company’s officers and directors. As at October 31, 2022 there was a total of $157,000 in accrued and unpaid (January 31, 2022 - $130,000) consulting fees.

(3)

(a) Employment agreement/Executive Employment Agreement with Michael Rountree

On June 21, 2017, the Company entered into an employment agreement with Michael Rountree whereby Mr. Rountree agreed to serve as the Company’s Chief Operating Officer for two years unless terminated earlier in accordance with the agreement. During his period of employment, Mr. Rountree has a base salary at an annual rate of $120,000.  The Board shall review the Base Salary on an annual basis and may, but is not required to, make upward adjustments from time to time. On December 8, 2020, Michael Rountree was appointed interim CFO and Treasurer.

On January 28, 2021, as amended March 1, 2021, the Company entered into an Executive Employment Agreement (“Agreement”), effective January 31, 2021, with Michael Rountree, the Company’s current Chief Operating Officer. Michael will serve as the Chief Executive Officer, as well as the Chief Financial Officer.  The term of the Agreement is for three years.  Mr. Rountree shall be entitled to the amount of $250,000 per year (the “Base Salary”), which amount shall accrue, until such time as the Company has sufficient resources to remit regular payments. Upon the date the financial threshold is achieved, Executive shall be entitled to receive salary payments at a rate of $175,000 per annum for the following six months, $225,000 per annum for the next six months, and then $250,000 per annum on the one-year anniversary from the date the Company reaches the financial threshold. At all times until the one-year anniversary of the financial threshold, the calculated difference between the Base Salary and the actual salary payments shall accrue for the benefit of the Executive up to the Base Salary. The Executive’s base salary may not be decreased during the Employment Term other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives of the Company, or if the duties of the Executive are materially changed.

We recorded $187,500 in the nine months ended October 31, 2022 and 2021 under the terms of this agreement, all of which remains unpaid. As at October 31, 2022 there was a total of $877,500 (January 31, 2022 - $690,000) in accrued and unpaid salary under the terms of the employment agreement.

In addition, during the nine months ended October 31, 2022, Mr. Rountree funded a total accumulated amount of $36,757 for the Company’s expenses (2021- $45,670). As at October 31, 2022, Mr. Rountree was owed total expenses of $243,865 (January 31, 2022 - $207,108).

On January 28, 2021, the Company entered into an Indemnification Agreement with Michael Rountree; the Company finds it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of Mr. Rountree, in his positions as the Chief Executive Officer and Chief Financial Officer, to the fullest extent permitted by applicable law so that he will serve, and continue to serve, the Company free from undue concern that he will not be so indemnified.

(b) Note payable with Rountree Consulting, a company controlled by Mr. Rountree

During the year ended January 31, 2019, the Company issued promissory notes to Rountree Consulting in the accumulated amount of $379,319.

During the fiscal year ended January 31, 2020 the Company issued promissory notes to Rountree Consulting in the accumulated amount of $805,901.

During the fiscal year ended January 31, 2021, the Company issued promissory notes to Rountree Consulting in the accumulated amount of $395,325.

During the fiscal year ended January 31, 2022, the Company issued promissory notes to Rountree Consulting in the accumulated amount of $1,033,131.

During the nine months ended October 31, 2022, the Company issued promissory notes to Rountree Consulting in the accumulated amount of $507,028.

These notes bear interest at a rate of 1% per annum, each is due nine months from issue date.

On January 28, 2021, the Company entered into a Debt Settlement and Share Purchase Agreement with Rountree Consulting, Inc., owned by The Rountree Trust, wherein Rountree Consulting, Inc. has agreed to accept 500,000 unregistered, restricted shares of the Company’s common stock at a price of US $0.50 per share in settlement of a portion, in the amount of $250,000 of the total debt owed to Rountree Consulting, Inc. by the Company.

Asset purchase agreement with Haiku Holdings LLC (“Haiku”)

On January 28, 2021, the Company entered into an Asset Purchase Agreement with Haiku Holdings, LLC,  a limited liability company owned by The Rountree Trust, of which Michael Rountree is the Trustee, wherein the Company purchased an enterprise software platform, coupling the Company’s consumer engagement applications and e-commerce platform to this proprietary enterprise accounting, inventory management, customer relationship management, and overall business operations (the “Software”), of which was developed by Haiku Holdings, LLC.  The terms of the Asset Purchase Agreement are such that ESSI shall deliver to the Seller and/or it’s assigns an aggregate of 1,500,000 shares of its restricted common stock (the “Shares”).  Further, ESSI will not assume and shall have no responsibility for any of the Seller’s obligations related to the Purchased Assets (including leases and liabilities of any type, kind or nature), whether fixed, accrued, contingent or otherwise, and whether arising in contract, in tort, by violation of law, by operation of law, or otherwise, and all such obligations, past, present, or arising in the future, shall remain with the Seller.

(4)	(a) Employment agreement with L. John Lewis

On June 21, 2017, Ga-Du entered into an employment agreement with L. John Lewis whereby Mr. Lewis accepted employment as Chief Executive Officer of Ga-Du for two years unless terminated earlier in accordance with the agreement. During his period of employment, Mr. Lewis has a base salary at an annual rate of $120,000. The Board shall review the Base Salary on an annual basis and may, but is not required to, make upward adjustments from time to time.  The employment agreement was not renewed on expiry. As at October 31, 2022 there was a total of $240,000 in accrued and unpaid salary under the terms of the employment agreement (January 31, 2022 - $240,000).

In December 2020, Mr. Lewis return 250,000 shares to the Company’s Transfer Agent for cancellation The cancellation of the shares were pursuant to the Order and Judgment in the settlement of the aforementioned lawsuit.

(b) Note payable

During the three months ended April 30, 2018, Mr. Lewis paid $175,000 to third parties on behalf of the Company which amount has been recorded in Accounts payable – related parties.

On July 31, 2018, the Company issued promissory notes to Mr. Lewis to convert the payable to note payable in the amount of $170,000. The notes bear interest at a rate of 1% per annum, each is due nine month from issue date.

On April 15, 2020 Mr. L. John Lewis resigned all positions with the Company’s wholly owned subsidiary Ga-Du and also resigned as a director of ESSI.

(5)

On June 21, 2017, Ga-Du Corporation, a wholly owned subsidiary of Eco Science Solutions Inc. entered into an employment agreement with S. Randall Oveson whereby Mr. Oveson accepted employment as Chief Operating Officer of Ga-Du for two years unless terminated earlier in accordance with the agreement. During his period of employment, Mr. Oveson has a base salary at an annual rate of $120,000.  The Board shall review the Base Salary on an annual basis and may, but is not required to, make upward adjustments from time to time.  The employment agreement was not renewed on expiry. As at October 31, 2022 there was a total of $240,000 in accrued and unpaid salary under the terms of the employment agreement (January 31, 2022 - $240,000).

In December 2020, Mr. Oveson return 250,000 shares to the Company’s Transfer Agent for cancellation The cancellation of the shares were pursuant to the Order and Judgment in the settlement of the aforementioned lawsuit.

(6)	On June 21, 2017, Ga-Du entered into a consulting agreement with Andy Tucker, whereby Mr. Tucker will provide services to the Cannabis industry under development by the Company, as well as act as an advisor to various State regulators concerning the Cannabis industry for two years unless terminated earlier in accordance with the agreement. During the period of the agreement, Mr. Tucker has a base salary at an annual rate of $120,000. Compensation payments shall be divided into twelve (12) equal monthly payments, payable in arrears on the last day of each month following the commencement of the agreement, provided that any partial month worked shall be payable on the last day of such partial month. The employment agreement was not renewed on expiry. As at October 31, 2022 there was a total of $240,000 in accrued and unpaid salary under the terms of the employment agreement (January 31, 2022 - $240,000). Mr. Tucker holds approximately 10.29% of the Company’s issued and outstanding shares.

Item 8.	Legal Proceedings.

On September 10, 2018, the Company received a Letter of Summons and Notice of Complaint from Wendy Maguire, Vice President of Business Development for Ga Du Corporation, filed in the United States District Court from the Western District of Washington on September 4, 2018 and naming the Company, its subsidiary Ga Du Corporation and two of the Company’s officers as Defendants. The Claims filed under the Complaint include payment of accrued and unpaid wages, legal fees and damages.  The Company has filed its Answer.  Plaintiff filed a Motion for Summary Judgment on March 14, 2019, on her statutory claim for unpaid wages and on her claim for breach of employment contract.  The motion has been fully briefed.  On May 13, 2020, plaintiff’s motion for summary judgment as to the personal liability of corporate officers of ESSI and Ga-Du under the Washington Wage Rebate Act was Granted. Corporate officers of ESSI and its subsidiary Ga-Du are jointly and severally liable (along with ESSI and its wholly-owned subsidiary Ga-Du) for $240,000 in unpaid wages, another $240,000 in exemplary damages, attorney’s fees, and prejudgment interest. Defendants’ cross-motions regarding personal liability was denied. A total of $746,501 is reflected as a liability on the Company’s balance sheets in respect to this judgment. Subsequent to the fiscal year ended January 31, 2021, the Company’s CEO Mike Rountree commenced settlement payments to Ms. Maguire. As at the date of this report the judgement has been settled in full.

On February 1, 2019, the lead plaintiff, Mr. Richard Raschke, a purported shareholder of the Company, filed an amended consolidated class action complaint against the Company, the Taylors, and Mr. Gannon Giguiere in the United States District Court for the District of New Jersey (the “Class Action”). The Class Action arose out of alleged materially false and misleading statements or omissions from SEC filings and/or public statements by or on behalf of the Company. On September 22, 2020, the Court administratively terminated the case.

On August 17, 2022, the Company became aware of an Order Instituting Administrative Proceedings and Notice of Hearing (the “Order”) Pursuant to Section 12(j) of the Securities Exchange Act of 1934, File No. 3-20971, issued by the Securities and Exchange Commission (the “SEC”). Under the terms of the Order, the SEC has ordered a public hearing before the SEC. The Company is required to respond to the allegations in the Order within ten (10) days of service and shall conduct a prehearing conference within fourteen (14) days of service either in person, telephonically or by other remote means. The Company filed a response as of August 26, 2022, and on October 6, 2022, pursuant to section 12(j) of the securities exchange act of 1934, the registration of the Company’s securities was revoked.

Other than as set out above, the Company knows of no material, existing or pending legal proceedings against it, nor is the Company involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which its director, officer or any affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to its interest.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Our Company commenced quotation on the OTC Markets on September 14, 2010. From September 14, 2010, through May 3, 2013, our common stock was quoted on the OTC Markets under the name “Pristine Solutions, Inc.” From May 3, 2013, until February 18, 2014, our Company was quoted on the OTC Markets under the name “Eaton Scientific Systems, Inc.” From February 18, 2014, to February 2017, our common stock was quoted on the OTC Pink Markets under the name “Eco Science Solutions, Inc. and under the symbol “ESSI”; from February 2017 to May 2017 our Company was quoted on the OTCMarkets: QB under the symbol “ESSI”. During May 2017 the trading of ESSI shares on the public exchanges was suspended, and although the suspension has been lifted, a Form 15c2-11 with current information must be filed with the Financial Industry Regulatory Authority (FINRA) prior to the caveat emptor status being lifted.

On October 6, 2022, our securities were revoked along with our trading symbol. You can no longer find our symbol on the OTC Markets. We will need to apply for a new symbol, which we will request the symbol ESSI, when we file the Form 15c2-11 with FINRA. For additional information, please see information under “Item 11—Description of Registrant’s Securities to be Registered” herein. Each section is incorporated herein by reference.

Item 10.	Recent Sales of Unregistered Securities.

During the past two years, the Company has issued the following unregistered securities:

On December 14, 2020, 750,000 shares of Common Stock were issued to S. Randall Oveson in exchange for the return of 250,000 shares out of 1,000,000 shares.

On December 14, 2020, 1,400,000 shares of Common Stock were issued to Robbins LLP as payment for attorney fees in a class action settlement.

On December 16, 2020, 4,297,019 shares of Common Stock were issued to Don Taylor in exchange for the return of 750,000 shares out of 5,200,000 shares.

On December 16, 2020, 4,297,019 shares of Common Stock were issued to Jeffery Taylor in exchange for the return of 750,000 shares out of 5,200,000 shares.

On February 23, 2021, 2,500,000 shares of Common Stock were issued to A. Carl Mudd, for services rendered and pursuant to a Court Order.

On February 23, 2021, 5,000,000 shares of Common Stock were issued to Michael D. Rountree pursuant to the following: (1) 500,000 shares to Rountree Consulting (controlled by Michael Rountree) in exchange for debt cancellation; (2) 1,500,000 shares to Haiku Holdings (controlled by Michael Rountree) for Herbo software; and (3) 3,000,000 shares pursuant to an employment agreement.

Item 11. Description of Registrant’s Securities to be Registered.

We are authorized to issue “Common Stock,” and “Preferred Stock.” The total number of shares that we are authorized to issue is 700,000,000 shares. The number of shares of authorized Common Stock is 650,000,000 shares, $0.0001 par value per share. The number of shares of authorized Preferred Stock is 50,000,000, $0.001 par value per share. At December 19, 2022, there were 71 record holders of shares of Common Stock and 0 record holders of shares of Preferred Stock.

Common Stock

We are authorized to issue 650,000,000 shares of Common Stock, $0.0001 par value per share. As of December 19, 2022, 52,957,572 shares of Common Stock were issued and outstanding. The rights, privileges, preferences and restrictions of our Common Stock are as follows:

Voting Rights

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders including the election of directors. Except as otherwise required by law the holders of our common stock possess all voting power. According to our bylaws, in general, each director is to be elected by a majority of the votes cast with respect to the directors at any meeting of our stockholders for the election of directors at which a quorum is present. According to our bylaws, in general, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on any matter, except for the removal of directors (which requires a 2/3 vote) with or without cause is to be the act of our stockholders. Our bylaws provide that any two stockholders represented in person or by proxy, constitute a quorum at the meeting of our stockholders. Our bylaws also provide that any action which may be taken at any annual or special meeting of our stockholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors. Because the holders of our common stock do not have cumulative voting rights and directors are generally to be elected by a majority of the votes casts with respect to the directors at any meeting of our stockholders for the election of directors, holders of more than fifty percent, and in some cases less than 50%, of the issued and outstanding shares of our common stock can elect all of our directors.

Dividend Rights

The holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. We do not anticipate that dividends will be paid in the foreseeable future.

Miscellaneous Rights and Provisions

In the event of our liquidation or dissolution, whether voluntary or involuntary, each share of our common stock is entitled to share ratably in any assets available for distribution to holders of our common stock after satisfaction of all liabilities.

Our common stock is not convertible or redeemable and has no conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock.

Our common stock, after the fixed consideration thereof has been paid or performed, is not subject to assessment, and the holders of our common stock are not individually liable for the debts and liabilities of our company.

No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of our stock, whether presently or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by our Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

Our bylaws provide that our board of directors may amend our bylaws by a majority vote of our board of directors. Our stockholders may similarly amend our by-laws by majority vote from time to time specify particular provisions of these bylaws, which must not be amended by our board of directors. Our current bylaws were adopted by our board of directors. Therefore, our board of directors can amend our bylaws to make changes to the provisions relating to the quorum requirement and votes requirements to the extent permitted by the Nevada Revised Statutes.

Anti-Takeover Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest of certain Nevada corporations. These provisions provide generally that any person or entity that acquires in excess of a specified percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares of which such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

1.	20% or more but less than 33 1/3%;

2.	33 1/3% or more but less than or equal to 50%; or

3.	more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

1.	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

2.	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 200 stockholders or 100 stockholders of record who have addresses in Nevada appearing on the stock ledger of our company nor do we conduct any business in Nevada, either directly or through an affiliated corporation. Therefore, we believe that these provisions do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, these provisions may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing the combination of any Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of December 19, 2022, we had approximately 71 stockholders of record. Therefore, we believe that these provisions do not apply to us and will not until such time as these requirements have been met. At such time as they may apply to us, these provisions may also have the effect of delaying or making it more difficult to effect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

1.	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

2.	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

3.	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

1.	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

2.	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

3.	representing 10% or more of the earning power or net income of the corporation.

Preferred Shares

We are authorized to issue up to 50,000,000 preferred shares with a par value of $0.001 per share. The 50,000,000 Preferred Shares have been designated as Series A Preferred Shares. As of December 19, 2022, there were no Series A Preferred Shares outstanding.  5,000,000 of the Series A Preferred Shares shall be designated as Series A Preferred Voting Shares which shall have no conversion rights, or other rights, other than voting rights. Each of the 5,000,000 shares of the Series A Preferred Voting Shares shall have voting rights equal to 3 times the issued and outstanding shares of Common Stock. Series A Preferred Voting Shares may not be transferred, sold, assigned, hypothecated, or otherwise disposed of, without first obtaining the written consent of both the majority Series A Preferred Voting Shareholders, and the Company’s CEO.

Item 12.	Indemnification of Directors and Officers.

On January 28, 2021, the Company entered into an Indemnification Agreement with Michael Rountree where under the Company will indemnify Mr. Rountree in his positions as the Chief Executive Officer and Chief Financial Officer, to the fullest extent permitted by applicable law, so that he will serve, and continue to serve, the Company free from undue concern that he will not be so indemnified.

Indemnification of Officers and Directors, Employees and Other Persons. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director or officer of another Corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise.

Item 13.	Financial Statements and Supplementary Data.

ECO SCIENCE SOLUTIONS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Nine Months Ended October 31, 2022 and 2021

ECO SCIENCE SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

	October 31, 2022	January 31, 2022
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$253	$72
Prepaid expenses	14,000	-
Total current assets	14,253	72

TOTAL ASSETS	$14,253	$72

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$3,671,114	$3,132,167
Related party payables	2,507,702	2,195,230
Notes payable, short-term, related party	2,984,133	2,477,105
Notes payable, current portion	2,610,118	2,610,118
Convertible note, net	1,656,213	1,656,213
Total current liabilities	13,429,280	12,070,833

Notes payable, net of current portion	350,000	350,000
Total liabilities	13,779,280	12,420,833

Stockholders’ deficit
Preferred stock, $0.001 par, 50,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par, 650,000,000 shares authorized, 53,957,572 shares issued and 52,957,572 outstanding	5,396	5,396
Treasury stock (1,000,000 shares issued at a cost of $0.0075 per share)	(7,500)	(7,500)
Additional paid in capital, common, and deferred compensation	62,166,104	62,166,104
Accumulated deficit	(75,929,027)	(74,584,761)
Total stockholders’ deficit	(13,765,027)	(12,420,761)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$14,253	$72

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

ECO SCIENCE SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For Three Months Ended October 31,		For Nine Months Ended October 31,
	2022	2021	2022	2021
Revenue	$-	$-	$-	$12,732
Total revenue	-	-	-	12,732

Operating Expenses
Cost of revenue	4,464	5,352	14,628	23,547
Legal, accounting and audit fees	42,500	21,500	94,000	106,891
Management and consulting fees	189,500	197,000	578,500	576,000
Research, development, and promotion	213,595	82,550	567,718	160,259
Office supplies and other general expenses	12,034	7,792	40,603	35,104
Total operating expenses	462,093	314,194	1,295,449	901,801

Net operating loss	(462,093)	(314,194)	(1,295,449)	(889,069)

Other income (expenses)
Interest expense	(16,854)	(14,197)	(48,817)	(40,912)
Litigation, Disputes fees	-	(58,028)	-	(58,028)
Total other income (expenses)	(16,854)	(72,225)	(48,817)	(98,940)

Net loss	(478,947)	(386,419)	$(1,344,266)	$(988,009)

Net loss per common share - basic and diluted	(0.01)	(0.01)	$(0.03)	$(0.02)

Weighted average common shares outstanding - basic and diluted	52,957,572	52,957,572	52,957,572	52,957,572

The accompanying notes are an integral part of these unaudited consolidated financial statements

ECO SCIENCE SOLUTIONS, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

(Unaudited)

	Preferred Stock		Common Stock		Treasury Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, January 31, 2022	-	$-	53,957,572	$5,396	(1,000,000)	$(7,500)	$62,166,104	$(74,584,761)	$(12,420,761)

Net loss	-	-	-	-	-	-	-	(435,539)	(435,539)

Balance, April 30, 2022	-	$-	53,957,572	$5,396	(1,000,000)	$(7,500)	$62,166,104	$(75,020,300)	(12,856,300)

Net loss								(429,780)	(429,780)

Balance, July 31, 2022	-	$-	53,957,572	$5,396	(1,000,000)	$(7,500)	$62,166,104	$(78,450,000)	(13,286,080)

Net loss								(478,947)	(478,947)

Balance, October 31, 2022	-	$-	53,957,572	$5,396	(1,000,000)	$(7,500)	$62,166,104	$(75,929,027)	(13,765,027)

	Preferred Stock		Common Stock		Treasury Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, January 31, 2021	-	$-	53,957,572	$5,396	(1,000,000)	$(7,500)	$62,166,104	$(73,154,399)	$(10,990,399)

Net loss	-	-	-	-	-	-	-	(317,221)	(317,221)

Balance, April 30, 2021	-	$-	53,957,572	$5,396	(1,000,000)	$(7,500)	$62,166,104	$(73,471,620)	$(11,307,620)

Net loss								(284,369)	(284,369)

Balance, July 31, 2021	-	$-	53,957,572	$5,396	(1,000,000)	$(7,500)	$62,166,104	$(73,755,989)	$(11,591,989)

Net loss								(386,419)	(386,419)

Balance, October 31, 2021	-	$-	53,957,572	$5,396	(1,000,000)	$(7,500)	$62,166,104	$(74,142,408)	$(11,978,408)

The accompanying notes are an integral part of these unaudited consolidated financial statements

ECO SCIENCE SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For Nine Months ended October 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(1,344,266)	$(988,009)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Decrease (increase) in prepaid expenses	(14,000)
Increase (decrease) in accounts payable and accrued expenses	326,066	195,034
Increase (decrease) in related party payables	525,353	413,609
Net cash used in operating activities	(506,847)	(379,366)

Cash Flows from Investing Activities:
Net cash used in investing activities	-	-

Cash flows from financing activities:
Note payable, related party	507,028	374,804
Net cash provided by financing activities	507,028	374,804

Net decrease in cash	181	(4,562

Cash-beginning of period	72	4,907

Cash-end of period	$253	$345

SUPPLEMENTAL DISCLOSURES
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS AND CONTINUANCE OF OPERATIONS

Organization and nature of business

The Company was incorporated in the state of Nevada on December 8, 2009 under the name Pristine Solutions, Inc. On January 8, 2014, the Company changed its name from Pristine Solutions, Inc. to Eco Science Solutions, Inc.

On June 21, 2017, the Company acquired 100% of the shares of capital stock of Ga-Du Corporation (“Ga-Du”), at which time Ga-Du became a wholly owned subsidiary of the Company. Ga-Du offers a Financial Services Platform, as well as Inventory Control and Advisory Software Platforms, and Retail Inventory Control, bringing important enterprise technologies in-house and bringing ESSI an opportunity to expand the reach of its Herbo branding.

On January 28, 2021, the Company entered into an Asset Purchase Agreement with Haiku Holdings, LLC, wherein the Company purchased an enterprise software platform, coupling the Company’s consumer engagement applications and e-commerce platform to this proprietary enterprise accounting, inventory management, customer relationship management, and overall business operations, of which was developed by Haiku Holdings, LLC.  The terms of the Asset Purchase Agreement are such that ESSI shall deliver to the Seller and/or it’s assigns an aggregate of 1,500,000 shares of its restricted common stock.

Going Concern

These unaudited consolidated financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated significant revenues to date and has never paid any dividends and is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future.  As at October 31, 2022, the Company had a working capital deficit of $13,415,027 and an accumulated deficit of $75,928,128. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from the Company’s future business. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The recent COVID-19 pandemic could continue to have an adverse impact on the Company going forward.  COVID-19 has caused significant disruptions to the global financial markets, which may severely impact the Company’s ability to raise additional capital and to pursue certain planned business activities. The Company may be required to cease operations if it is unable to finance its’ operations. The full impact of the COVID-19 outbreak will continue to evolve and is highly uncertain and subject to change. Management is actively monitoring the situation but given the potential evolution of the COVID-19 outbreak, the Company is not able to estimate the effects of the COVID-19 outbreak on its operations or financial condition in the next 12 months. There are no assurances that the Company will be able to meet its obligations, raise funds or continue to implement its planned business objectives to obtain profitable operations.

The unaudited consolidated financial statements reflect all adjustments consisting of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Company’s consolidated financial statements.  These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the consolidated financial statements. Certain reclassifications have been made to the prior period’s consolidated financial statements to conform to the current period’s presentation.

Financial Statements Presented

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Article 210 8-03 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments considered necessary for a fair presentation have been included.  All such adjustments are of a normal recurring nature.  Operating results for the three and nine months ended October 31, 2022, are not necessarily indicative of the results that may be expected for the fiscal year ending January 31, 2023.  For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022.

Principals of Consolidation

The consolidated financial statements include the accounts of Eco Science Solutions, Inc. and its wholly-owned subsidiary, Ga-Du Corporation. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to long-lived assets and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization on property and equipment are determined using the straight-line method over the three to five year estimated useful lives of the assets.

Technology, licensing rights and software (Intangible assets)

Technology, licensing rights and software are recorded at cost and capitalized.  These costs are reviewed for impairment at a minimum of once per year or whenever events or changes in circumstances suggest a need for evaluation. There is no impairment expense for the intangible assets in three and nine months ended October 31, 2022 and 2021.

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred and were $0 during the three months period ended October 31, 2022 and $1,630 in the same period ended October 31, 2021. Advertising and marketing costs are expensed as incurred and were $2,550 during the nine months period ended October 31, 2022 and $4,758 in the same period ended October 31, 2021. Advertising and marketing costs include costs incurred with the marketing of our Herbo Software such as ad placement and other internet marketing efforts.

Revenue Recognition

Under ASC 606, the Company recognizes revenue from licensing agreements and contracts by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. For the comparative periods, revenue has not been adjusted and continues to be reported under ASC 605 — Revenue Recognition. Under ASC 605, revenue is recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the performance of service has been rendered to a customer or delivery has occurred; (3) the amount of fee to be paid by a customer is fixed and determinable; and (4) the collectability of the fee is reasonably assured.

$0 has been recognized as revenue in the three and nine months ended October 31, 2022, respectively, with $0 and $12,732 revenue in the three and nine months ended October 31, 2021, respectively. Revenue generated under enterprise software licenses will be recorded in accordance with the terms of the individual Customer contracts.  We expect license fees will be recorded on a monthly basis over the term of the contract, activation fees will be earned upon completion of set up and installation of the enterprise software, and customization and/or professional consulting services will be earned as rendered.

Cost of Revenue

Costs of revenue consist of the direct expenses incurred to generate revenue. Such costs are recorded as incurred. Our cost of revenue consists primarily of fees associated with the operational charges related to our Herbo enterprise software. During three and nine months ended October 31, 2022 we incurred costs of sales of $4,464 and $14,628, with $5,352 and $23,547 as cost of sales during three and nine months ended October 31, 2021, respectively with respect to the licensing of our Herbo software suite. In the case of revenue earned by our wholly owned subsidiary, proceeds allocated to our revenue interest are net of associated costs.

Stock-Based Compensation

The Company records stock-based compensation in accordance with ASC 718, Share-Based Payments, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Convertible Debt and Beneficial Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion features.

Stock Settled Debt

In certain instances, the Company will issue convertible notes which contain a provision in which the price of the conversion feature is priced at a fixed discount to the trading price of the Company’s common shares as traded in the over-the-counter market.  In these instances, the Company records a liability, in addition to the principal amount of the convertible note, as stock-settled debt for the fixed value transferred to the convertible note holder from the fixed discount conversion feature.  As of October 31, 2022 and January 31, 2022, $248,432 for the value of the stock settled debt for certain convertible notes is included in the Convertible note, net account under balance sheet. (see Note 7).

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with ASC 260, Earning per Share.  ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Recently issued accounting pronouncements

There have been no material changes to our significant accounting policies as summarized above for the period ended October 31, 2022. We do not expect that the adoption of any recent accounting pronouncements will have a material impact on our accompanying consolidated financial statements.

NOTE 3 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at October 31, 2022 and January 31, 2022 consist of the following:

	January 31, 2022	January 31, 2022
Accounts payable	$3,424,303	$2,920,959
Payroll liabilities	60,980	60,980
Interest payable	130,331	101,229
Accrued other expenses	55,500	49,000
	$3,671,114	$3,132,168

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4: NOTES PAYABLE

Note payable consists of the following loans:

	October 31, 2022	January 31, 2022
Note 1 in fiscal year 2017 each due in three months from issuance date	$14,930	$14,930
Note 2 in fiscal year 2017 due in three months from issuance date	50,000	50,000
Note 3 in fiscal year 2017, 2018 and 2019, each due in twelve months from issuance date	2,225,500	2,225,500
Note 4 in fiscal year 2017, each due in nine months from issuance date	305,266	305,266
Note 5 in fiscal year 2019 due in nine months from issuance date	14,422	14,422
Note 6 in fiscal year 2021 due in 3 years from issuance date	350,000	350,000
Total	$4,110,118	$4,110,118
Current portion	$2,610,118	$2,610,118
Debt, long term	$350,000	$350,000

Interest expenses for above notes recorded in the three and nine months ended October 31, 2022 and 2021 is as follows:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2022	2021	2022	2021
Interest expenses	$6,210	$6,186	$18,426	$18,379

Note 1:

During the fiscal year ended January 31, 2017, the Company received an accumulated amount of $14,930 from a third party. The notes bear interest at a rate of 1% per annum, and each due three months from issue date.

Interest expenses recorded in the three and nine months ended October 31, 2022 and 2021 is as follows:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2022	2021	2022	2021
Interest expenses	$37	$37	$111	$111

	October 31, 2022	January 31, 2022
Interest payable	$965	$854
Note payable	$14,930	$14,930

Note 2:

During the fiscal year ended January 31, 2017, the Company received an amount of $50,000 from a third party. The note bears interest at a rate of 1% per annum and is due three months from issue date. As at January 31, 2018 the note became due and remained unpaid.

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4: NOTES PAYABLE (continued)

Note 2:(continued)

Interest expenses recorded in the three and nine months ended October 31, 2022 and 2021 is as follows:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2022	2021	2022	2021
Interest expenses	$126	$126	$374	$374

	October 31, 2022	January 31, 2022
Interest payable	$3,001	$2,627
Note payable	$50,000	$50,000

Note 3:

During the fiscal year ended January 31, 2017, the Company received an amount of $225,000 from a third party. The note bears interest at a rate of 6% per annum and is due one year from issue date. During the fiscal year ended January 31, 2018 the Company received accumulated amounts of $1,842,500 from a third party. The notes bear interest at a rate of 6% per annum and each is due one year from issue date. During the fiscal year ended January 31, 2019 the Company received accumulated amounts of $1,420,500 from a third party. The notes bear interest at a rate of 6% per annum and each is due one year from issue date.

On March 28, 2018 this third party purchased an additional $250,000 in notes from Rountree Consulting, a company controlled by our COO, Mr. Michael Rountree. The purchased notes bear interest at a rate of 1% per annum beginning on June 27, 2018 and are payable within thirty days’ notice of the Maturity Date.

During the fiscal year ended January 31, 2021 and 2020, the Company made cash payment of $5,000 and $7,500, respectively to the note.

On December 8, 2020, the Company cancelled One Million Five Hundred Thousand Dollars ($1,500,000) of debt of this notes under an order in the action captioned In re Eco Science Solutions, Inc. Shareholder Derivative Litigation Lead Civil No. 1:17-cv-00530-LEW. (Ref Note 13(1) - Contingencies).

On January 31, 2021, the Company and Note holder enter into a consolidation of the principal sums of prior notes (“Consolidated Not’) that were entered into between the dates of January 1, 2017, and January 31, 2021. This Consolidated Note is non-interest bearing and pursuant to a court order in the action captioned In re Eco Science Solutions, Inc. Shareholder Derivative Litigation Lead Civil No. 1:17-cv-00530-LEW no interest accrued on any prior notes shall be payable to the note holder. The term of this Consolidated Note will be one year, and one day, and due on February 1, 2022. However, no payments shall be made toward this Note without approval from the Board of Directors.

	October 31, 2022	January 31, 2022
Interest payable	$-	$-
Note payable	$2,225,500	$2,225,500

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4: NOTES PAYABLE (continued)

Note 4:

During the year ended January 31, 2019, the Company received accumulated amount of $305,266 from a third party. The notes bear interest at a rate of 1% per annum, and due nine months from issue date.

Interest expenses recorded in three and nine months ended October 31, 2022 and 2021 is as follows:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2022	2021	2022	2021
Interest expenses	$716	$694	$2,126	$2,081

	October 31, 2022	January 31, 2022
Interest payable	$12,125	$9,999
Note payable	$305,266	$305,266

Note 5:

On September 12, 2018 the Company received amount of $14,422 from a third party. The notes bear interest at a rate of 1% per annum, and due nine months from issue date.

Interest expenses recorded in three and nine months ended October 31, 2022 and 2021 is as follows:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2022	2021	2022	2021
Interest expenses	$36	$36	$108	$108

	October 31, 2021	January 31, 2022
Interest payable	$597	$489
Note payable	$14,422	$14,422

Note 6:

On December 8, 2020, the Company entered into a Promissory Note in the amount of $350,000 with Robbins LLP, pursuant to the Order and Judgment in the settlement of a lawsuit entitled In re Eco Science Solutions, Inc. Shareholder Derivative Litigation Lead Civil No. 1:17-cv-00530-LEW-WRP (D. Haw.). The note bear interest at a rate of 6% per annum, and due in three years from issue date.

Interest expenses recorded in three and nine months ended October 31, 2022 and 2021 is as follows:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2022	2021	2022	2021
Interest expenses	$5,293	$5,293	$15,707	$15,706

	October 31, 2022	January 31, 2022
Interest payable	$39,814	$24,107
Note payable	$350,000	$350,000

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5: CONVERTIBLE NOTE PAYABLE

During fiscal 2018, the Company entered into a convertible note for a total of $1,407,781 bearing interest at 1% per annum, beginning on November 1, 2017 and payable each 120 days as to any outstanding balance.  At the Maturity Date of this convertible debenture, Lender has the option to:

(a)	Convert the $1,407,781 Debt, plus accrued interest, into shares of Eco Science Solutions, Inc. Common Stock, at the rate of 15% discount to the closing price on the day of lender’s conversion request, per share; or

(b)	Lender may demand full payment of $1,407,781 or any unpaid balance of the original debt, plus accrued interest from the Company.

The total beneficial conversion feature discount recognized was $496,864 which is being amortized over the terms of the convertible notes payable.  During the years ended January 31, 2019 and 2018 the Company recognized interest expense of $371,969 and $124,895, respectively, related to the amortization of the beneficial conversion feature discount. The unamortized balance of the beneficial conversion feature was $0 as of October 31, 2022 and January 31, 2022.

As at the date of this report, the Lender has not made a demand for payment and the note is in default.

At October 31, 2022 and January 31, 2022, convertible note payable consisted of the following:

	October 31, 2022	January 31, 2022
Principal amount	$1,407,781	$1,407,781
Liability on stock settled debt	248,432	248,432
Convertible notes payable, net	$1,656,213	$1,656,213

Interest expenses recorded in three and nine months ended October 31, 2022 and 2021 is as follows:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2022	2021	2022	2021
Interest expenses	$3,598	$3,598	$10,676	$10,716

	October 31, 2021	January 31, 2022
Interest payable	$71,406	$60,730

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6: RELATED PARTY TRANSACTIONS

As of October 31, 2022 and January 31, 2022, related parties are due a total of $3,794,754 and $3,205,584, respectively.

	October 31, 2022	January 31, 2022
Related party payables (1)(2)(3)(5)(6)(7)	$2,507,702	$2,195,230
Notes payable (1)(3)(5)	2,984,133	2,477,105
Total related party transactions	$5,491,835	$4,672,335

Services provided from related parties:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2022	2021	2022	2021
Mr. Jeffery Taylor (1)(a)	$28,750	$28,750	$86,250	$86,250
Mr. Don Lee Taylor (1)(a)	26,250	26,250	78,750	78,750
Ms. Jennifer Taylor (2)	9,000	9,000	27,000	27,000
Mr. Michael Rountree (3)(a)	62,500	62,500	187,500	187,500
	$126,500	$126,500	$379,500	$379,500

Interest expenses from related parties:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2022	2021	2022	2021
Mr. Don Lee Taylor (1)(b)	33	33	98	98
Mr. Michael Rountree (3)(b)	6,585	3,951	18,346	10,486
Mr. Lewis (4)	428	429	1,271	1,273
	$7,046	$4,413	$19,715	$11,857

(a) Employment agreements with Mr. Jeffery Taylor and Mr. Don Lee Taylor

On December 21, 2015, the Company entered into employment agreements with Mr. Jeffery Taylor and Mr. Don Lee Taylor for a period of 24 months, where after the contract may be renewed in one-year terms at the election of both parties.  Jeffery Taylor shall receive an annual gross salary of $115,000 and Don Lee Taylor shall receive an annual gross salary of $105,000 payable in equal instalments on the last day of each calendar month and which may be accrued until such time as the Company has sufficient cash flow to settle amounts payable.  Further under the terms of the respective agreements all inventions, innovations, improvements, know-how, plans, development, methods, designs, analyses, specifications, software, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) which relate to any of the Company’s actual or proposed business activities and which are created, designed or conceived, developed or made by the Executive during the Executive’s past or future employment by the Company or any Affiliates, or any predecessor thereof (“Work Product”), belong to the Company, or its Affiliates, as applicable. During the nine months ended October 31, 2022, the company paid $67,500 (2021 - $100,500) to Mr. Jeffery Taylor and $56,000 (2021- $15,000) to Mr. Don Lee Taylor.  As at January 31, 2022 there was a total of $43,887 owing to Mr. Jeffery Taylor (January 31, 2022 - $25,137) and $391,450 to Mr. Don Lee Taylor (January 31, 2022 - $368,700), respectively, in accrued and unpaid salary under the terms of the employment agreement.

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6: RELATED PARTY TRANSACTIONS (continued)

(b) Note payable

On February 17, 2016, the Company issued promissory notes to Mr. Jeffery Taylor, CEO, in the amount of $17,500 and to Mr. Don Lee Taylor, CFO, in the amount of $17,500, respectively. The notes bear interest at a rate of 1% per annum, maturing on August 17, 2016. During the fiscal year ended January 31, 2017, the company repaid $2,500 to Mr. Jeffery Taylor and $2,500 to Mr. Don Lee Taylor. During the fiscal year ended January 31, 2019, the company repaid $5,000 to Mr. Jeffery Taylor and $2,000 to Mr. Don Lee Taylor. During the fiscal year ended January 31, 2020, the company repaid $10,000 to Mr. Jeffery Taylor and $0 to Mr. Don Lee Taylor.  As at October 21, 2022 there was a total of $0 owing to Mr. Jeffery Taylor (January 31, 2022 - $0) and $13,000 to Mr. Don Lee Taylor (January 31, 2022 - $13,000), respectively.

(2)	For the nine months ended October 31, 2022 and 2021, the Company was invoiced a total of $27,000 as consulting services by Ms. Jennifer Taylor, sister of the Company’s officers and directors. As at October 31, 2022 there was a total of $157,000 in accrued and unpaid (January 31, 2022 - $130,000) consulting fees.

(3)

(a) Employment agreement/Executive Employment Agreement with Michael Rountree

On June 21, 2017, the Company entered into an employment agreement with Michael Rountree whereby Mr. Rountree agreed to serve as the Company’s Chief Operating Officer for two years unless terminated earlier in accordance with the agreement. During his period of employment, Mr. Rountree has a base salary at an annual rate of $120,000.  The Board shall review the Base Salary on an annual basis and may, but is not required to, make upward adjustments from time to time. On December 8, 2020, Michael Rountree was appointed interim CFO and Treasurer.

On January 28, 2021, as amended March 1, 2021, the Company entered into an Executive Employment Agreement (“Agreement”), effective January 31, 2021, with Michael Rountree, the Company’s current Chief Operating Officer. Michael will serve as the Chief Executive Officer, as well as the Chief Financial Officer.  The term of the Agreement is for three years.  Mr. Rountree shall be entitled to the amount of $250,000 per year (the “Base Salary”), which amount shall accrue, until such time as the Company has sufficient resources to remit regular payments. Upon the date the financial threshold is achieved, Executive shall be entitled to receive salary payments at a rate of $175,000 per annum for the following six months, $225,000 per annum for the next six months, and then $250,000 per annum on the one-year anniversary from the date the Company reaches the financial threshold. At all times until the one-year anniversary of the financial threshold, the calculated difference between the Base Salary and the actual salary payments shall accrue for the benefit of the Executive up to the Base Salary. The Executive’s base salary may not be decreased during the Employment Term other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives of the Company, or if the duties of the Executive are materially changed.

We recorded $187,500 in the nine months ended October 31, 2022 and 2021 under the terms of this agreement, all of which remains unpaid. As at October 31, 2022 there was a total of $877,500 (January 31, 2022 - $690,000) in accrued and unpaid salary under the terms of the employment agreement.

In addition, during the nine months ended October 31, 2022, Mr. Rountree funded a total accumulated amount of $36,757 for the Company’s expenses (2021- $45,670). As at October 31, 2022, Mr. Rountree was owed total expenses of $243,865 (January 31, 2022 - $207,108).

On January 28, 2021, the Company entered into an Indemnification Agreement with Michael Rountree; the Company finds it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of Mr. Rountree, in his positions as the Chief Executive Officer and Chief Financial Officer, to the fullest extent permitted by applicable law so that he will serve, and continue to serve, the Company free from undue concern that he will not be so indemnified.

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6: RELATED PARTY TRANSACTIONS (continued)

(b) Note payable with Rountree Consulting, a company controlled by Mr. Rountree

During the year ended January 31, 2019, the Company issued promissory notes to Rountree Consulting in the accumulated amount of $379,319.

During the fiscal year ended January 31, 2020 the Company issued promissory notes to Rountree Consulting in the accumulated amount of $805,901.

During the fiscal year ended January 31, 2021, the Company issued promissory notes to Rountree Consulting in the accumulated amount of $395,325.

During the fiscal year ended January 31, 2022, the Company issued promissory notes to Rountree Consulting in the accumulated amount of $1,033,131.

During the nine months ended October 31, 2022, the Company issued promissory notes to Rountree Consulting in the accumulated amount of $507,028.

These notes bear interest at a rate of 1% per annum, each is due nine months from issue date.

On January 28, 2021, the Company entered into a Debt Settlement and Share Purchase Agreement with Rountree Consulting, Inc., owned by The Rountree Trust, wherein Rountree Consulting, Inc. has agreed to accept 500,000 unregistered, restricted shares of the Company’s common stock at a price of US $0.50 per share in settlement of a portion, in the amount of $250,000 of the total debt owed to Rountree Consulting, Inc. by the Company.

(4)	(a) Employment agreement with L. John Lewis

On June 21, 2017, Ga-Du entered into an employment agreement with L. John Lewis whereby Mr. Lewis accepted employment as Chief Executive Officer of Ga-Du for two years unless terminated earlier in accordance with the agreement. During his period of employment, Mr. Lewis has a base salary at an annual rate of $120,000. The Board shall review the Base Salary on an annual basis and may, but is not required to, make upward adjustments from time to time.  The employment agreement was not renewed on expiry. As at October 31, 2022 there was a total of $240,000 in accrued and unpaid salary under the terms of the employment agreement (January 31, 2022 - $240,000).

In December 2020, Mr. Lewis return 250,000 shares to the Company’s Transfer Agent for cancellation The cancellation of the shares were pursuant to the Order and Judgment in the settlement of the aforementioned lawsuit.

(b) Note payable

During the three months ended April 30, 2018, Mr. Lewis paid $175,000 to third parties on behalf of the Company which amount has been recorded in Accounts payable – related parties.

On July 31, 2018, the Company issued promissory notes to Mr. Lewis to convert the payable to note payable in the amount of $170,000. The notes bear interest at a rate of 1% per annum, each is due nine month from issue date.

On April 15, 2020 Mr. L. John Lewis resigned all positions with the Company’s wholly owned subsidiary Ga-Du and also resigned as a director of ESSI.

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6: RELATED PARTY TRANSACTIONS (continued)

(5)

On June 21, 2017, Ga-Du Corporation, a wholly owned subsidiary of Eco Science Solutions Inc. entered into an employment agreement with S. Randall Oveson whereby Mr. Oveson accepted employment as Chief Operating Officer of Ga-Du for two years unless terminated earlier in accordance with the agreement. During his period of employment, Mr. Oveson has a base salary at an annual rate of $120,000.  The Board shall review the Base Salary on an annual basis and may, but is not required to, make upward adjustments from time to time.  The employment agreement was not renewed on expiry. As at October 31, 2022 there was a total of $240,000 in accrued and unpaid salary under the terms of the employment agreement (January 31, 2022 - $240,000).

In December 2020, Mr. Oveson return 250,000 shares to the Company’s Transfer Agent for cancellation The cancellation of the shares were pursuant to the Order and Judgment in the settlement of the aforementioned lawsuit.

(6)	On June 21, 2017, Ga-Du entered into a consulting agreement with Andy Tucker, whereby Mr. Tucker will provide services to the Cannabis industry under development by the Company, as well as act as an advisor to various State regulators concerning the Cannabis industry for two years unless terminated earlier in accordance with the agreement. During the period of the agreement, Mr. Tucker has a base salary at an annual rate of $120,000. Compensation payments shall be divided into twelve (12) equal monthly payments, payable in arrears on the last day of each month following the commencement of the agreement, provided that any partial month worked shall be payable on the last day of such partial month. The employment agreement was not renewed on expiry. As at October 31, 2022 there was a total of $240,000 in accrued and unpaid salary under the terms of the employment agreement (January 31, 2022 - $240,000). Mr. Tucker holds approximately 10.29% of the Company’s issued and outstanding shares.

NOTE 7: CAPITAL STOCK

Common Stock

The total number of authorized shares of common stock that may be issued by the Company is 650,000,000 shares with a par value of $0.0001.

As of October 31, 2022 and January 31, 2022, there were 53,957,572 shares issued and 52,957,572 shares outstanding.

Series A Voting Preferred Shares

On January 11, 2016, the Company’s Board of Directors (the “Board”) authorized the creation of 1,000 shares of Series A Voting Preferred Stock.  The holder of the shares of the Series A Voting Preferred Stock has the right to vote those shares of the Series A Voting Preferred Stock regarding any matter or action that is required to be submitted to the shareholders of the Company for approval.  The vote of each share of the Series A Voting Preferred Stock is equal to and counted as 10 times the votes of all of the shares of the Company’s (i) common stock, and (ii) other voting preferred stock issued and outstanding on the date of each and every vote or consent of the shareholders of the Company regarding each and every matter submitted to the shareholders of the Company for approval.   The Series A Voting Preferred Stock will not be convertible into Common Stock.

As of October 31, 2022 and January 31, 2022 and 2021, no Series A Voting Preferred Shares were issued.

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8: COMMITMENTS

(a)	On March 22, 2016, we entered into a two-year lease commencing April 1, 2016 for a total of 253 square feet of office and 98 square feet of reception space. Monthly base rent for the period April 1, 2016 to March 31, 2017 was $526.50 per month, increasing to $552.83 per month for the second year. Operating costs for the first year of the lease were $258.06 per month. The Company remitted a security deposit in the amount of $817 in respect of the lease. Further our officers and directors executed a personal guarantee in respect of the aforementioned lease agreement. On expiry of the lease, and to date, the Company continues to occupy the space on a month-to-month basis at a rate of approximately $860 per month including operating costs. During the year ended January 31, 2021, the Company expensed the security deposit as unrecoverable.

(b)

On January 10, 2017, we entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”) with PHENIX VENTURES, LLC (“PVLLC”). Although we are not mandated to sell shares under the Equity Purchase Agreement, the Equity Purchase Agreement gives us the option to sell to PVLLC, up to 10,000,000 shares of our common stock over the period ending January 25, 2019 (or 24 months from the date this Registration Statement is effective). The purchase price of the common stock will be set at eighty-three percent (83%) of the volume weighted average price (“VWAP”) of the common stock during the pricing period. The pricing period will be the ten consecutive trading days immediately after the Put Notice date. In addition, there is an ownership limit for PVLLC of 9.99%. PVLLC is not permitted to engage in short sales involving our common stock during the commitment period ending January 25, 2019. In accordance with Regulation SHO however, sales of our common stock by PVLLC after delivery of a Put Notice of such number of shares reasonably expected to be purchased by PVLLC under a Put will not be deemed a short sale. The Company filed an S-1 Registration Statement in respect of the foregoing on January 27, 2017 which received Effect by the Securities and Exchange Commission, on May 15, 2017.

Subsequently, a Complaint was filed against Gannon Giguiere, president of Phenix Ventures, in July 2018, by the SEC, which alleged Mr. Giguiere’s involvement in certain activities, of which the Company, its’ officers, board members, and others directly involved with the Company, have no knowledge of.  During the fiscal year ended January 31, 2022, Mr. Giguiere entered into a settlement agreement with the SEC and the registration statement expired with no funding having been provided.

(c)	On June 21, 2017, Ga-Du entered into an employment agreement with Ms. Wendy Maguire, whereby Ms. Maguire accepted employment as Vice President, business development of Ga-Du for two years unless terminated earlier in accordance with the agreement. During her period of employment, Ms. Maguire had a base salary at an annual rate of $120,000. Ms. Maguire resigned as Vice President, Business Development on December 12, 2018. Prior to her resignation Ms. Maguire filed a Complaint in the United States District Court from the Western District of Washington for payment of accrued and unpaid wages, legal fees and damages. The Company ceased to accrue fees for Ms. Maguire following receipt of the complaint (ref: Note 12).

(d)	On July 21, 2017, we entered into a Sublease commencing August 1, 2017 and terminating the earlier of (a) March 31, 2020, or (b) the date this sublease is terminated by sub landlord upon the occurrence of an event of default, the sublease covers a total of 6,120 square feet of office space. Monthly base rent for the period September 1, 2017 to July 31, 2018 is $14,535, and the first month of rent is free of charge. In the second year the monthly base rent increases to $15,173. In the third year the monthly base rent increases to $15,810. The Company has remitted a security deposit in the amount of $15,810 in respect of this sublease. The Company has passed on recording the deferred rent relative to the one free month of rent contained within the lease as it has been determined to be immaterial. During the period ended April 30, 2018 the Company accrued rent in respect to this sublease for the months of March and April 2018 including applicable operating costs. Subsequent to October 31, 2018 the Company has abandoned the space without payment or further accruals, and the lease has been effectively terminated. After deduction of the Security deposit, a balance of $21,051 remains due and payable as at January 31, 2022 and 2021.

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8: COMMITMENTS (continued)

(e)

The Company has entered into verbal agreements with Take2L, an arms length third party, to develop and service our current technology platform in consideration for certain fees as invoiced monthly. On September 1, 2018, Take2L invoiced $350,000 to the Company in respect of the ongoing development of software to support our platform.

As at January 31, 2022 and 2021 an amount of $878,810 and $768,810 is due and payable to Take 2L in respect to invoices issued for services rendered.  The Company has been unable to settle these invoices as they have come due. Take 2L has had a long working relationship with our Chief Operating Officer, Mr. Rountree, and with regard to other business; Take 2L has no relationship with the Company other than as a provider of services to the Company and does not hold any shares in the Company. Take 2L has continued to provide the Company essential services during the shortfall in funds to meet operational overhead as it comes due and it is expected these accounts will be settled in full as soon as resources become available.

(f)

On December 23, 2020, the Company entered into a Board Advisory Agreement in which Mr. Carl Mudd agreed to serve as the Chairman of the Board of Directors of the Company (the “Board”) and as Ombudsman for the Company pursuant to both Rule 53 of the Federal Rules of Civil Procedure, and to the Order and Judgment in the settlement of a lawsuit entitled In re Eco Science Solutions, Inc. Shareholder Derivative Litigation Lead Civil No. 1:17-cv-00530-LEW-WRP (D. Haw.)

As consideration for his service, in addition to receiving two million five hundred thousand (2,500,000) restricted shares of the Company’s common stock, he will receive an advisory fee of Ten Thousand Dollars ($10,000) per month, commencing December 24, 2020. Half of the monthly advisory fee ($5,000) must be paid to Mr. Mudd, while the other half of the advisory fee may be accrued on a monthly basis until the Company has closed a bona fide third-party debt and/or equity financing of at least eight hundred thousand dollars ($800,000). As at January 31, 2022, Mr. Mudd was owed $130,000 which is comprised of $120,000 for 2022 and $10,000 for fiscal year 2021.

The term of this Agreement shall be four (4) years or as set forth in the Stipulation of Order. This Agreement may be terminated by either party upon thirty (30) days’ notice for material breach. If the caveat emptor symbol affixed to the Company is not removed by the OTC Marketplace by February 28, 2021, that shall constitute a material breach under this Section. In addition, this Agreement shall terminate in the event of the resignation of Advisor from the Board.

NOTE 9: CONTINGENCIES

(1)  On October 20, 2017, a purported shareholder of the Company, Mr. Ian Bell, filed a verified stockholder derivative complaint against the Individual Defendants in the United States District Court for the District of Hawaii (the “First Hawaii Complaint”). On January 11, 2018, a purported shareholder of the Company, Mr. Marc D’ Annunzio, filed a verified stockholder derivative complaint against the Individual Defendants in the United States District Court for the District of Hawaii (the “Second Hawaii Complaint”). On February 9, 2018, the Hawaii federal court consolidated the First Hawaii Complaint and the Second Hawaii Complaint (the “Consolidated Hawaii Action”). On December 10, 2018, plaintiffs in the Consolidated Hawaii Action filed their amended complaint (the “Amended Hawaii Complaint”). The Company is identified as a nominal defendant, against which no claims are plead. The Amended Hawaii Complaint arises out of alleged materially false and misleading statements or omissions from SEC filings and/or public statements by or on behalf of the Company. The Amended Hawaii Complaint asserts claims on behalf of the Company for breach of fiduciary duty against the Taylors and Mr. Lewis and Mr. Oveson, for aiding and abetting breaches of fiduciary duties against Mr. Lewis and Mr. Oveson, for aiding and abetting breaches of fiduciary duties against Mr. Giguiere, for waste of corporate assets against the Individual Defendants, and for unjust enrichment against the Individual Defendants. The Amended Hawaii Complaint seeks damages for the alleged breaches of fiduciary duties, aiding and abetting, waste and unjust enrichment, demands restitution and disgorgement and requests an order directing the Company and all individual defendants to take all necessary actions to reform and improve the Company’s corporate governance in order to avoid any alleged future harm to the Company. On September 21, 2020, the United States District Court for the District of Hawaii issued an order in the action captioned In re Eco Science Solutions, Inc. Shareholder Derivative Litigation Lead Civil No. 1:17-cv-00530-LEW-WRP (D. Haw.), preliminarily approving a proposed settlement (the “Settlement”) as set forth in a Stipulation of Settlement dated September 21, 2020 (the “Stipulation”), by and among (i) plaintiffs Mr. Ian Bell and Mr. Marc D’ Annunzio, individually and derivatively on behalf of Eco Science Solutions Inc. (the “ESSI or the Company”); (ii) certain of the Company’s current and former officers, directors and consultants; and (iii) the Company.  Pursuant to the Court’s Preliminary Approval Order, a hearing was held on November 17, 2020, before the Honorable Leslie Kobayashi, in the United States District Court for the District of Hawaii and approved terms of Settlement for an Order issued December 3, 2020, including the following:

I.	The resignation of Jeffery Taylor as Chairman of the Board to the Company; and Don Taylor as Chief Financial Officer and a member of the Board of Directors;

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8: COMMITMENTS (continued)

II.	Appointment of Carl Mudd or such individual with similar background and qualifications to serve as Ombudsman and as Chairman of the Board.

III.	The following shareholders have been ordered to return a cumulative total of 3,500,000 shares of the Company’s common stock to treasury for cancellation, as set out below:

(a)	Gannon Giguiere – 1,500,000 shares; (b) Jeffery Taylor – 750,000 shares; (c) Don Taylor – 750,000 shares; (d) L John Lewis – 250,000 shares; and (e) S Randall Oveson – 250,000 Shares

IV.	The Company shall issue 1,400,000 restricted common stock to the law firm of Robbins, LLP, as consideration for attorney fees;

V.	The Company shall enter into a Promissory Note with the law firm of Robbins, LLC for in the amount of Three Hundred Fifty Thousand Dollars ($350,000) with respect to legal fees incurred, note bearing interest at a rate of six (6%) percent per annum calculated monthly with all interest and principal due and payable no later than three (3) years from the date of the final Settlement approval;

VI.	Debt in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) held by Phenix Ventures LLC, a company controlled by Gannon Giguiere, shall be immediately forgiven and canceled.

(2) On November 3, 2017, a purported shareholder of the Company, Mr. Hans Menos, filed a verified shareholder derivative complaint against the Individual Defendants in the United States District Court for the District of Nevada (the “Nevada Federal Complaint”). Mr. Menos amended the Nevada Federal Complaint on December 21, 2018. The Company is identified as a nominal defendant, against which no claims are plead. The Nevada Federal Complaint arises out of alleged materially false and misleading statements or omissions from SEC filings and/or public statements by or on behalf of Company. The Nevada Federal Complaint asserts claims on behalf of the Company for breach of fiduciary duties against the Individual Defendants, for aiding and abetting breaches of fiduciary duties against Mr. Giguiere, Mr. Lewis and Mr. Oveson, unjust enrichment against the Individual Defendants, waste of corporate assets against the Individual Defendants, abuse of control against the Individual Defendants, and gross mismanagement against the Individual Defendants. The Nevada Federal Complaint (I) seeks judicial declarations that (i) Mr. Menos may maintain this action on behalf of the Company and (ii) the Individual Defendants have breached and/or aided and abetted the breach of their fiduciary duties to the Company; (2) seeks damages to the Company allegedly sustained as a result of the acts/omissions of the Individual Defendants; (3) seeks an order directing the Company and the Individual Defendants to take all necessary actions to reform and improve the Company’s corporate governance in order to avoid any alleged future harm to the Company. On March 2, 2020, the parties to the Nevada Federal Complaint stipulated to the dismissal thereof, which the Court approved on March 3, 2020.

(3) On February 1, 2019, the lead plaintiff, Mr. Richard Raschke, a purported shareholder of the Company, filed an amended consolidated class action complaint against the Company, the Taylors, and Mr. Gannon Giguiere in the United States District Court for the District of New Jersey (the “Class Action”). The Class Action arose out of alleged materially false and misleading statements or omissions from SEC filings and/or public statements by or  on  behalf  of Company. On September 22, 2020, the Court administratively terminated the case.

(4)  On September 10, 2018, the Company received a Letter of Summons and Notice of Complaint from Wendy Maguire, Vice President of Business Development for Ga Du Corporation, filed in the United States District Court from the Western District of Washington on September 4, 2018 and naming the Company, its subsidiary Ga Du Corporation and two of the Company’s officers as Defendants. The Claims filed under the Complaint include payment of accrued and unpaid wages, legal fees and damages.  The Company has filed its Answer.  Plaintiff filed a Motion for Summary Judgment on March 14, 2019, on her statutory claim for unpaid wages and on her claim for breach of employment contract.  The motion has been fully briefed.  On May 13, 2020, plaintiff’s motion for summary judgment as to the personal liability of corporate officers of ESSI and Ga-Du under the Washington Wage Rebate Act was Granted. Corporate officers of ESSI and its subsidiary Ga-Du are jointly and severally liable (along with ESSI and its wholly-owned subsidiary Ga-Du) for $240,000 in unpaid wages, another $240,000 in exemplary damages, attorney’s fees, and prejudgment interest. Defendants’ cross-motions regarding personal liability was denied. A total of $746,501 is reflected as a liability on the Company’s balance sheets in respect to this judgment. Subsequent to the fiscal year ended January 31, 2021, the Company’s CEO Mike Rountree commenced settlement payments to Ms. Maguire. As at January 31, 2022 the judgement has been settled in full.

The litigation under other income (expense) as below:

Schedule Of Litigation Under Other Income (Expense)

Above (1)	$1,843,754
Above (4)	(506,502)
Other income	$1,337,252

In fiscal year ended January 31, 2022, all pending litigation against the Company was adjudicated, dismissed or settled.

NOTE 10: SUBSEQUENT EVENTS

On August 25, 2022 (the “Company”) became aware of the existence of an Order Instituting Administrative Proceedings and Notice of Hearing Pursuant to Section 12(j) of the Securities Exchange Act of 1934 (the “Order”), dated August 17, 2022, by the Securities and Exchange Commission (the “SEC”), naming the Company as a respondent. In the Order, the SEC stated that the Company is delinquent in its periodic filings with the SEC, failed to meet its obligations to file timely reports and failed to comply with Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rules 13a-1 and 13a-13 thereunder. As stated in the Order, the SEC deemed it necessary and appropriate for public administrative proceedings to be instituted to determine, among other things, whether it is necessary and appropriate to suspend for a period not exceeding twelve months, or revoke the registration of, the common stock of the Company, which is registered pursuant to Section 12 of the Exchange Act. Further, the Order stated that the Company failed to heed a delinquency letter sent to it by the Division of Corporation Finance requesting compliance with its periodic filing obligations. Although the Company has had the same address listed on its filings for the past six years, the Company never received a delinquency letter. Although the Company was not served, the Order states that the Company will have ten days after the date of service of the Order to provide the SEC with an answer to the Order.

On August 25, 2022, the Company responded to the Order via email and via the SEC’s eFAP system where filings are uploaded electronically, asking the SEC to not proceed with the Administrative Order and to allow the Company until the end of September to file its requisite financial statements. On September 5, 2022, Michael Rountree, CEO of the Company sent a follow up letter to the SEC asking for a response from the SEC to the letter sent on August 25, 2022. Further to the letter of September 5, 2022, on September 9, 2022, Mr. Rountree had a telephone conversation with the SEC to discuss the Administrative Order and the best course of action to preserve the value of the Company for its stockholders, including the manner in which, or whether, to provide a further answer to the Order or to participate in the administrative hearing. Pursuant to the conversation, Mr. Rountree was advised that there can be no assurance that the Company would be able to prevail at any administrative hearing or that the registration of the common stock of the Company, which is registered pursuant to Section 12 of the Exchange Act, would not be revoked or suspended.

On September 9, 2022, the Company received a draft Order Making Findings and Revoking Registration of Securities Pursuant to Section 12(j) of the Securities Exchange Act of 1934 as to Eco Science Solutions, Inc. (“Order”), as well as an Offer of Settlement of Eco Science Solutions, Inc. as to File No. 3-20971.

On September 12, 2022, and further to the conversation with the SEC, and following a board meeting, it was determined that the Company should consent to the revocation of the Company’s common stock.

On September 14, 2022, Mr. Rountree executed both the Order and the Offer of Settlement in order for the SEC to revoke the Company’s common stock.

On October 7, 2022 the SEC issued an Order revoking the Company’s common stock. The Company has determined to proceed to file a new Form 15c-211 upon return to reporting with the SEC anticipated in the first quarter of fiscal 2024.

The Company has evaluated subsequent events from the balance sheet date through the date that the financial statements were issued and determined that there are no additional subsequent events to disclose.

ECO SCIENCE SOLUTIONS, INC.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the Fiscal Years Ended January 31, 2022 and 2021

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Eco Science Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Eco Science Solutions, Inc. as of January 31, 2022 and 2021, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.

We determined that there are no critical audit matters.

/S/ BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company's auditor since 2016

Lakewood, CO

December 23, 2022

ECO SCIENCE SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

	January 31, 2022	January 31, 2021
ASSETS
Current assets
Cash	$72	$4,907
Total current assets	72	4.907

TOTAL ASSETS	$72	$4,9707

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$3,132,167	$3,183,391
Related party payables	2,195,230	1,751,610
Notes payable, short-term, related party	2,477,105	1,443,974
Notes payable, short-term	2,610,118	2,610,118
Convertible note, net	1,656,213	1,656,213
Total current liabilities	12,070,833	10,645,306

Note payable	350,000	350,000
Total liabilities	12,420,833	10,995,306

Stockholders’ deficit
Preferred stock, $0.001 par, 50,000,000 shares authorized, none issued and outstanding at January 31, 2022 and January 31, 2021	-	-
Common stock, $0.0001 par, 650,000,000 shares authorized, 53,957,572 shares issued outstanding at January 31, 2022 and January 31, 2021	5,396	5,396
Treasury stock (1,000,000 shares issued at a cost of $0.0075 per share)	(7,500)	(7,500)
Additional paid in capital, common, and deferred compensation	62,166,104	62,166,104
Accumulated deficit	(74,584,761)	(73,154,399)
Total stockholders’ deficit	(12,420,761)	(10,990,399)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$72	$4,907

The accompanying notes are an integral part of these audited consolidated financial statements

ECO SCIENCE SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Fiscal Year ended January 31,
	2022	2021

Revenue	$12,732	$52,728
Total revenue	12,732	52,728

Operating expenses:
Cost of revenue	26,546	51,894
Depreciation and impairment	-	1,741
Legal, accounting and audit fees	124,487	340,732
Management and consulting fees	817,750	594,122
Research, development, and promotion	326,758	153,275
Office supplies and other general expenses	27,497	72,461
Advertising and marketing	7,834	6,777
Total operating expenses	1,330,872	1,221,002

Net operating loss	(1,318,140)	(1,168,274)

Other income (expenses)
Interest expense	-	(244,269)
Interest expense, related parties	(55,369)	(14,526)
Impair intangible assets	-	(16,500)
Litigation, Disputes fees	(56,853)	-
Other income (expense)	-	1,337,252
Total other income (expenses)	(112,222)	1,063,957

Net loss	$(1,430,362)	(106,317)

Net loss per common share - basic and diluted	$(0.03)	(0.04)

Weighted average common shares outstanding - basic and diluted	52,957,572	47,555,106

The accompanying notes are an integral part of these audited consolidated financial statements

ECO SCIENCE SOLUTIONS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

	Preferred Stock		Common Stock		Treasury Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, January 31, 2020	-	$-	48,557,572	$4,856	(1,000,000)	$(7,500)	$61,804,744	$(73,048,082)	$(11,245,982)

Shares cancelled under the Order and Judgment in the settlement of a lawsuit	-	-	(3,500,000)	(350)	-	-	350	-	-
Shares issued under the Order and Judgment in the settlement of a lawsuit	-	-	1,400,000	140	-	-	22,260	-	22,400
Shares issued under Executive Employment Agreement	-	-	3,000,000	300	-	-	32,700	-	33,000
Shares issued under Board Advisory Agreement	-	-	2,500,000	250	-	-	39,750	-	40,000
Shares issued under asset purchase agreement	-	-	1,500,000	150	-	-	16,350	-	16,500
Shares issued under share purchase agreement	-	-	500,000	50	-	-	249,950	-	250,000
Net loss	-	-	-	-	-	-	-	(106,317)	(106,317)
Balance, January 31, 2021	-	$-	53,957,572	$5,396	(1,000,000)	$(7,500)	$62,166,104	$(73,154,399)	$(10,990,399)
Net Loss								(1,430,362)	(1,430,362)
Balance, January 31, 2022	-	$-	53,957,572	$5,396	(1,000,000)	$(7,500)	$62,166,104	$(74,584,761)	$(12,420,761)

The accompanying notes are an integral part of these audited consolidated financial statements

ECO SCIENCE SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Year January 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(1,430,362)	$(106,317)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and impairment	-	18,241
Litigation (income)	-	(1,337,252)
Stock-based compensation	-	73,000
Changes in operating assets and liabilities:
Bad debt	-	9,691
Accounts receivable	-	13,750
Prepaid expenses	-	32,992
Increase (decrease) in accounts payable and accrued expenses	(41,224)	521,324
Increase (decrease) in related party payables	433,620	386,276
Net cash used in operating activities	(1,037,966)	(388,295)

Cash Flows from Investing Activities:
Net cash used in investing activities	-	-

Cash flows from financing activities:
Proceeds from related party loans	1,033,131	395,325
Notes payable	-	(5,000)
Net cash provided by financing activities	1,033,131	390,325

Net decrease in cash	(4,835)	2,030
Cash-beginning of period	4,907	2,877
Cash-end of period	$72	$4,907

SUPPLEMENTAL DISCLOSURES
Interest paid	$-	$-
Income taxes paid	$-	$-

Non-cash Investing and Financing Activities:
Notes payable, short-term, related party offset by share purchase agreement	$-	$250,000
Notes payable, long-term add as part of litigation expense	$-	350,000
Shares issued as part of litigation expense	$-	$22,400
Notes payable, short-term cancelled as part of litigation income	$-	$1,500,000
Accrued interest cancelled as part of litigation income	$-	716,155
Accounts payable under litigation expense	$-	$506,502

The accompanying notes are an integral part of these audited consolidated financial statements

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS AND CONTINUANCE OF OPERATIONS

Organization and nature of business

The Company was incorporated in the state of Nevada on December 8, 2009 under the name Pristine Solutions, Inc. On January 8, 2014, the Company changed its name from Pristine Solutions, Inc. to Eco Science Solutions, Inc.

On June 21, 2017, the Company acquired 100% of the shares of capital stock of Ga-Du Corporation (“Ga-Du”), at which time Ga-Du became a wholly owned subsidiary of the Company. Ga-Du offers a Financial Services Platform, as well as Inventory Control and Advisory Software Platforms, and Retail Inventory Control, bringing important enterprise technologies in-house and bringing ESSI an opportunity to expand the reach of its Herbo branding.

On January 28, 2021, the Company entered into an Asset Purchase Agreement with Haiku Holdings, LLC, wherein the Company purchased an enterprise software platform, coupling the Company’s consumer engagement applications and e-commerce platform to this proprietary enterprise accounting, inventory management, customer relationship management, and overall business operations, of which was developed by Haiku Holdings, LLC.  The terms of the Asset Purchase Agreement are such that ESSI shall deliver to the Seller and/or it’s assigns an aggregate of 1,500,000 shares of its restricted common stock

Going Concern

These audited consolidated financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated significant revenues to date and has never paid any dividends and is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future.  As at January 31, 2022, the Company had a working capital deficit of $12,070,761 and an accumulated deficit of $74,584,761. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from the Company’s future business. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The recent COVID-19 pandemic could continue to have an adverse impact on the Company going forward.  COVID-19 has caused significant disruptions to the global financial markets, which may severely impact the Company’s ability to raise additional capital and to pursue certain planned business activities. The Company may be required to cease operations if it is unable to finance its’ operations. The full impact of the COVID-19 outbreak will continue to evolve and is highly uncertain and subject to change. Management is actively monitoring the situation but given the potential evolution of the COVID-19 outbreak, the Company is not able to estimate the effects of the COVID-19 outbreak on its operations or financial condition in the next 12 months. There are no assurances that the Company will be able to meet its obligations, raise funds or continue to implement its planned business objectives to obtain profitable operations.

The audited consolidated financial statements reflect all adjustments consisting of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Company’s consolidated financial statements.  These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the consolidated financial statements. Certain reclassifications have been made to the prior period’s consolidated financial statements to conform to the current period’s presentation.

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Principals of Consolidation

The consolidated financial statements include the accounts of Eco Science Solutions, Inc. and its wholly-owned subsidiary, Ga-Du Corporation. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to long-lived assets and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization on property and equipment are determined using the straight-line method over the three to five year estimated useful lives of the assets.

Technology, licensing rights and software (Intangible assets)

Technology, licensing rights and software are recorded at cost and capitalized.  These costs are reviewed for impairment at a minimum of once per year or whenever events or changes in circumstances suggest a need for evaluation. The Company recorded impairment of intangible assets of $16,500 during the fiscal year ended January 31, 2021 with no comparable impairment during the fiscal year ended January 31, 2022.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred and were $7,834 during the fiscal year ended January 31, 2022 and $6,777 in the same period ended January 31, 2021. Advertising and marketing costs include costs incurred with the marketing of our Herbo Software such as ad placement and other internet marketing efforts.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from licensing agreements and contracts by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

$12,732 and $52,728 has been recognized as revenue in the fiscal years ended January 31, 2022 and 2021, respectively. Revenue generated under enterprise software licenses will be recorded in accordance with the terms of the individual Customer contracts.  We expect license fees will be recorded on a monthly basis over the term of the contract, activation fees will be earned upon completion of set up and installation of the enterprise software, and customization and/or professional consulting services will be earned as rendered.

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (cont’d)

While the Company entered into an LMMA under which we are entitled to fee-based revenue on a profit-sharing basis from a financial services platform known as eXPOTM, the Company has determined that when recording its revenue, the monthly income is not clearly determinable until the fees are actually paid to the Company by AFN.  As at October 31, 2018 and January 31, 2021, fees payable by AFN for the period May through October 2018 as reconciled in commission reports received from AFN have not been received by the Company. While reports from AFN indicated an amount of $28,431 (10% of net revenue generated by Colorado Business) payable to Ga-Du Corporation as at January 31, 2021, the Company determined the funds are uncollectible and has not recorded any associated revenue.

Cost of Revenue

Costs of revenue consist of the direct expenses incurred to generate revenue. Such costs are recorded as incurred. Our cost of revenue consists primarily of fees associated with the operational charges related to our Herbo enterprise software. During fiscal 2022 and 2021 we incurred costs of sales of $26,546 and $51,894, respectively with respect to the licensing of our Herbo software suite. In the case of revenue earned by our wholly owned subsidiary, proceeds allocated to our revenue interest are net of associated costs.

Stock-Based Compensation

The Company records stock-based compensation in accordance with ASC 718, Share-Based Payments, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

Convertible Debt and Beneficial Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion features.

Stock Settled Debt

In certain instances, the Company will issue convertible notes which contain a provision in which the price of the conversion feature is priced at a fixed discount to the trading price of the Company’s common shares as traded in the over-the-counter market.  In these instances, the Company records a liability, in addition to the principal amount of the convertible note, as stock-settled debt for the fixed value transferred to the convertible note holder from the fixed discount conversion feature.  As of January 31, 2022 and 2021, $248,432 for the value of the stock settled debt for certain convertible notes is included in the Convertible note, net account under balance sheet. (see Note 10).

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with ASC 260, Earning per Share.  ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently issued accounting pronouncements

There have been no material changes to our significant accounting policies as summarized above for the year ended January 31, 2022. We do not expect that the adoption of any recent accounting pronouncements will have a material impact on our accompanying consolidated financial statements.

NOTE 3: PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following:

	January 31 2022	January 31, 2021
Office equipment	$-	$15,528
Less: accumulated depreciation and amortization	-	(15,528)
Total property and equipment, net	$-	$-

Depreciation expense (excluding impairment) amounted to $1,741 for the fiscal years ended January 31, 2021 As of January 31, 2021, our office equipment was fully depreciated.

NOTE 4: INTANGIBLE ASSETS

On January 28, 2021, the Company entered into an Asset Purchase Agreement with Haiku Holdings, LLC,  a limited liability company owned by The Rountree Trust, of which Michael Rountree is the Trustee, wherein the Company purchased an enterprise software platform, coupling the Company’s consumer engagement applications and e-commerce platform to this proprietary enterprise accounting, inventory management, customer relationship management, and overall business operations (the “Software”), of which was developed by Haiku Holdings, LLC.  The terms of the Asset Purchase Agreement are such that ESSI shall deliver to the Seller and/or it’s assigns an aggregate of 1,500,000 shares of its restricted common stock (the “Shares”).  Further, ESSI will not assume and shall have no responsibility for any of the Seller’s obligations related to the Purchased Assets (including leases and liabilities of any type, kind or nature), whether fixed, accrued, contingent or otherwise, and whether arising in contract, in tort, by violation of law, by operation of law, or otherwise, and all such obligations, past, present, or arising in the future, shall remain with the Seller.

January 28, 2021
Initial acquisition cost (1,500,000 shares of its restricted common stock)	$16,500

The Company valued the software platform at $16,500. On January 31, 2021, the Company impaired the capitalized value of the intangible asset in full.

NOTE 5: PREPAID EXPENSES

During the year ended January 31, 2021, the Company expensed amounts of $32,992 included as prepaid expenses upon determination the recovery of such amounts was unlikely. As of January 31, 2022 and 2021, the Company had no prepaid expenses.

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at January 31, 2022 and 2021 consist of the following:

	January 31, 2022	January 31, 2021
Accounts payable	$2,920,959	$2,344,587
Accounts payable under litigation	-	746,502
Payroll liabilities	60,980	-
Interest payable	101,229	62,302
Accrued other expenses	49,000	30,000
	$3,132,168	$3,183,391

NOTE 7: NOTES PAYABLE

Note payable consists of the following loans:

	January 31, 2022	January 31, 2021
Note 1 in fiscal year 2017 each due in three months from issuance date	$14,930	$14,930
Note 2 in fiscal year 2017 due in three months from issuance date	50,000	50,000
Note 3 in fiscal year 2017, 2018 and 2019, each due in twelve months from issuance date	2,225,500	2,225,500
Note 4 in fiscal year 2017, each due in nine months from issuance date	305,266	305,266
Note 5 in fiscal year 2019 due in nine months from issuance date	14,422	14,422
Note 6 in fiscal year 2021 due in 3 years from issuance date	350,000	350,000
Total	$4,110,118	$4,110,118
Current portion	$2,610,118	$2,610,118
Debt, long term	$350,000	$350,000

Interest expenses for above notes recorded in the fiscal years ended January 31, 2022 and 2021 is as follows:

	For the Years Ended January 31,
	2022	2021
Interest expenses	$24,655	$229,956

Note 1:

During the fiscal year ended January 31, 2017, the Company received an accumulated amount of $14,930 from a third party. The notes bear interest at a rate of 1% per annum, and each due three months from issue date.

Interest expenses recorded in years ended January 31, 2022 and 2021 is as follows:

	For the Years Ended January 31,
	2022	2021
Interest expense	$150	$149

	January 31, 2022	January 31, 2021
Interest payable	$854	$704
Note payable	$14,930	$14,930

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – NOTES PAYABLE (Continued)

Note 2:

During the fiscal year ended January 31, 2017, the Company received an amount of $50,000 from a third party. The note bears interest at a rate of 1% per annum and is due three months from issue date. As at January 31, 2018 the note became due and remained unpaid.

Interest expenses recorded in years ended January 31, 2022 and 2021 is as follows:

	For the Years Ended January 31,
	2022	2021
Interest expense	$500	$500

	January 31, 2022	January 31, 2021
Interest payable	$2,627	$2,127
Note payable	$50,000	$50,000

Note 3:

During the fiscal year ended January 31, 2017, the Company received an amount of $225,000 from a third party. The note bears interest at a rate of 6% per annum and is due one year from issue date.

During the fiscal year ended January 31, 2018 the Company received accumulated amounts of $1,842,500 from a third party. The notes bear interest at a rate of 6% per annum and each is due one year from issue date.

During the fiscal year ended January 31, 2019 the Company received accumulated amounts of $1,420,500 from a third party. The notes bear interest at a rate of 6% per annum and each is due one year from issue date.

On March 28, 2018 this third party purchased an additional $250,000 in notes from Rountree Consulting, a company controlled by our COO, Mr. Michael Rountree. The purchased notes bear interest at a rate of 1% per annum beginning on June 27, 2018 and are payable within thirty days notice of the Maturity Date.

During the fiscal year ended January 31, 2021 and 2020, the Company made cash payment of $5,000 and $7,500, respectively to the note.

On December 8, 2020, the Company cancelled One Million Five Hundred Thousand Dollars ($1,500,000) of debt of this notes under an order in the action captioned In re Eco Science Solutions, Inc. Shareholder Derivative Litigation Lead Civil No. 1:17-cv-00530-LEW. (Ref Note 13(1) - Contingencies).

On January 31, 2021, the Company and Note holder enter into a consolidation of the principal sums of prior notes (“Consolidated Not’) that were entered into between the dates of January 1, 2017, and January 31, 2021. This Consolidated Note is non-interest bearing and pursuant to a court order in the action captioned In re Eco Science Solutions, Inc. Shareholder Derivative Litigation Lead Civil No. 1:17-cv-00530-LEW no interest accrued on any prior notes shall be payable to the note holder. The term of this Consolidated Note will be one year, and one day, and due on February 1, 2022. However, no payments shall be made toward this Note without approval from the Board of Directors.

Interest expenses recorded in years ended January 31, 2022 and 2021 is as follows:

	For the Years Ended January 31,
	2022	2021
Interest expense	$-	$223,204

Litigation income
Cancellation of principal of note payable	$-	$1,500,000
Cancellation of interest payable	-	716,155
Total	$-	$2,216,155

 ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – NOTES PAYABLE (Continued)

Note 3 (cont’d):

	January 31, 2022	January 31, 2021
Interest payable	$-	$-
Note payable	$2,225,500	$2,225,500

Note 4:

During the year ended January 31, 2019, the Company received accumulated amount of $305,266 from a third party. The notes bear interest at a rate of 1% per annum, and due nine months from issue date.

Interest expenses recorded in years ended January 31, 2022 and 2021 is as follows:

	For the Years Ended January 31,
	2022	2021
Interest expense	$2,843	$2,850

	January 31, 2022	January 31, 2021
Interest payable	$9,999	$7,156
Note payable	$305,266	$305,266

Note 5:

On September 12, 2018 the Company received amount of $14,422 from a third party. The notes bear interest at a rate of 1% per annum, and due nine months from issue date.

Interest expenses recorded in years ended January 31, 2022 and 2021 is as follows:

	For the Years Ended January 31,
	2022	2021
Interest expense	$161	$145

	January 31, 2022	January 31, 2021
Interest payable	$489	$328
Note payable	$14,422	$14,422

Note 6:

On December 8, 2020, the Company entered into a Promissory Note in the amount of $350,000 with Robbins LLP, pursuant to the Order and Judgment in the settlement of a lawsuit entitled In re Eco Science Solutions, Inc. Shareholder Derivative Litigation Lead Civil No. 1:17-cv-00530-LEW-WRP (D. Haw.). The note bear interest at a rate of 6% per annum, and due in three years from issue date.

 ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – NOTES PAYABLE (Continued)

Note 6 (Cont’d):

Interest expenses recorded in years ended January 31, 2022 and 2021 is as follows:

	For the Years Ended January 31,
	2022	2021
Interest expense	$21,000	$3,107

	January 31, 2022	January 31, 2021
Interest payable	$24,107	$3,107
Note payable	$350,000	$350,000

NOTE 8: CONVERTIBLE NOTE PAYABLE

During fiscal 2018, the Company entered into a convertible note for a total of $1,407,781 bearing interest at 1% per annum, beginning on November 1, 2017 and payable each 120 days as to any outstanding balance.  At the Maturity Date of this convertible debenture, Lender has the option to:

(a)	Convert the $1,407,781 Debt, plus accrued interest, into shares of Eco Science Solutions, Inc. Common Stock, at the rate of 15% discount to the closing price on the day of lender’s conversion request, per share; or

(b)	Lender may demand full payment of $1,407,781 or any unpaid balance of the original debt, plus accrued interest from the Company.

The total beneficial conversion feature discount recognized was $496,864 which is being amortized over the terms of the convertible notes payable.  During the years ended January 31, 2019 and 2018 the Company recognized interest expense of $371,969 and $124,895, respectively, related to the amortization of the beneficial conversion feature discount. The unamortized balance of the beneficial conversion feature was $0 and $371,969 as of January 31, 2019 and January 31, 2018, respectively.

As at the date of this report, the Lender has not made a demand for payment and the note is in default.

At January 31, 2022 and 2021, convertible note payable consisted of the following:

	January 31, 2022	January 31, 2021
Principal amount	$1,407,781	$1,407,781
Liability on stock settled debt	248,432	248,432
Convertible notes payable, net	$1,656,213	$1,656,213

Interest expenses recorded in fiscal years ended January 31, 2022 and 2021 is as follows:

	For the fiscal years Ended January 31,
	2022	2021
Interest expense	$14,273	$14,313

 ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – CONVERTIBLE NOTE PAYABLE (Continued)

	January 31, 2022	January 31, 2021
Interest payable	$60,730	$46,457

NOTE 9: RELATED PARTY TRANSACTIONS

As of January 31, 2022 and 2021, related parties are due a total of $4,672,335 and $3,195,584, respectively.

	January 31, 2022	January 31, 2021
Related party payables (1)(2)(3)(5)(6)(7)	$2,195,230	$1,751,610
Notes payable (1)(3)(5)	2,477,105	1,443,974
Total related party transactions	$4,672,335	$3,195,584

Services provided from related parties:

	For Fiscal Years Ended January 31,
	2022	2021
Mr. Jeffery Taylor (1)(a)	$115,000	$115,000
Mr. Don Lee Taylor (1)(a)	105,000	105,000
Ms. Jennifer Taylor (2)	36,000	36,000
Mr. Michael Rountree (3)(a)	250,000	120,000
L. John Lewis (5)	-	-
S. Randall Oveson (6)	-	-
Mr. Andy Tucker (7)	-	-
Stock-based compensation – Mr. Michael Rountree (3)(a)	-	33,000
	$506,000	$409,000

Interest expenses from related parties:

	For Fiscal Years Ended January 31,
	2022	2021
Mr. Jeffery Taylor (1)(b)	$-	$-
Mr. Don Lee Taylor (1)(b)	130	130
Mr. Michael Rountree (3)(b)	14,611	12,692
Mr. Lewis (5)	1,700	1,704
	$16,441	$14,526

Revenue from related parties:

	For Fiscal Years Ended January 31,
	2022	2021
Greenfield Groves Inc. (4)	$12,732	$10,788

(1)	Effective December 17, 2015, Mr. Jeffery Taylor was appointed to serve as Chief Executive Officer of the Company and Mr. Don Lee Taylor was appointed to serve as Chief Financial Officer of the Company. On December 8, 2020 Jeffery Taylor resigned his position as Chairman of the Board, Don Taylor resigned his positions as CFO, Member of the Board of Directors. On January 28, 2021, the Board of Directors accepted the resignation of Jeffery Taylor as Chief Executive Officer, effective January 31, 2021.

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9: RELATED PARTY TRANSACTIONS (Continued)

(a) Employment agreements with Mr. Jeffery Taylor and Mr. Don Lee Taylor

On December 21, 2015, the Company entered into employment agreements with Mr. Jeffery Taylor and Mr. Don Lee Taylor for a period of 24 months, where after the contract may be renewed in one-year terms at the election of both parties.  Jeffery Taylor shall receive an annual gross salary of $115,000 and Don Lee Taylor shall receive an annual gross salary of $105,000 payable in equal instalments on the last day of each calendar month and which may be accrued until such time as the Company has sufficient cash flow to settle amounts payable.  Further under the terms of the respective agreements all inventions, innovations, improvements, know-how, plans, development, methods, designs, analyses, specifications, software, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) which relate to any of the Company’s actual or proposed business activities and which are created, designed or conceived, developed or made by the Executive during the Executive’s past or future employment by the Company or any Affiliates, or any predecessor thereof (“Work Product”), belong to the Company, or its Affiliates, as applicable. During the fiscal year ended January 31, 2022, the company paid $123,000 (2021 - $141,000) to Mr. Jeffery Taylor and $33,000 (2021- $0) to Mr. Don Lee Taylor.  As at January 31, 2022 there was a total of $25,137 owing to Mr. Jeffery Taylor (January 31, 2021 - $33,137) and $368,700 to Mr. Don Lee Taylor (January 31, 2021 - $296,700), respectively, in accrued and unpaid salary under the terms of the employment agreement.

(b) Note payable

On February 17, 2016, the Company issued promissory notes to Mr. Jeffery Taylor, CEO, in the amount of $17,500 and to Mr. Don Lee Taylor, CFO, in the amount of $17,500, respectively. The notes bear interest at a rate of 1% per annum, maturing on August 17, 2016. During the fiscal year ended January 31, 2017, the company repaid $2,500 to Mr. Jeffery Taylor and $2,500 to Mr. Don Lee Taylor. During the fiscal year ended January 31, 2019, the company repaid $5,000 to Mr. Jeffery Taylor and $2,000 to Mr. Don Lee Taylor. During the fiscal year ended January 31, 2020, the company repaid $10,000 to Mr. Jeffery Taylor and $0 to Mr. Don Lee Taylor.  As at January 31, 2022 there was a total of $0 owing to Mr. Jeffery Taylor (January 31, 2021 - $0) and $13,000 to Mr. Don Lee Taylor (January 31, 2021 - $13,000), respectively.

(c) Other event

In December 2020, Jeffery Taylor and Don Taylor each return 750,000 shares to the Company’s Transfer Agent for cancellation. The cancellation of the shares were pursuant to the Order and Judgment in the settlement of the aforementioned lawsuit.

(2)	For the fiscal years ended January 31, 2022 and 2021, the Company was invoiced a total of $36,000 as consulting services by Ms. Jennifer Taylor, sister of the Company’s officers and directors. As at January 31, 2022 there was a total of $130,000 in accrued and unpaid (January 31, 2021 - $94,000) consulting fees.

(3)

(a) Employment agreement/Executive Employment Agreement with Michael Rountree

On June 21, 2017, the Company entered into an employment agreement with Michael Rountree whereby Mr. Rountree agreed to serve as the Company’s Chief Operating Officer for two years unless terminated earlier in accordance with the agreement. During his period of employment, Mr. Rountree has a base salary at an annual rate of $120,000.  The Board shall review the Base Salary on an annual basis and may, but is not required to, make upward adjustments from time to time.

On January 28, 2021, as amended March 1, 2021, the Company entered into an Executive Employment Agreement (“Agreement”), effective January 31, 2021, with Michael Rountree, the Company’s current Chief Operating Officer. Michael will serve as the Chief Executive Officer, as well as the Chief Financial Officer.  The term of the Agreement is for three years.  Mr. Rountree shall be entitled to the amount of $250,000 per year (the “Base Salary”), which amount shall accrue, until such time as the Company has sufficient resources to remit regular payments. Upon the date the financial threshold is achieved, Executive shall be entitled to receive salary payments at a rate of $175,000 per annum for the following six months,

ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9: RELATED PARTY TRANSACTIONS (Continued)

(3)

(a) Cont’d….$225,000 per annum for the next six months, and then $250,000 per annum on the one-year anniversary from the date the Company reaches the financial threshold. At all times until the one-year anniversary of the financial threshold, the calculated difference between the Base Salary and the actual salary payments shall accrue for the benefit of the Executive up to the Base Salary. The Executive’s base salary may not be decreased during the Employment Term other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives of the Company, or if the duties of the Executive are materially changed.

We recorded $250,000 in the fiscal year ended January 31, 2022 and $120,000 in the fiscal year ended January 31, 2021 under the terms of this agreement, all of which remains unpaid. As at January 31, 2022 there was a total of $690,000 (January 31, 2021 - $440,000) in accrued and unpaid salary under the terms of the employment agreement.

In addition, during the fiscal year that ended January 31, 2022, Mr. Rountree funded a total accumulated amount of $77,180 for the Company’s expenses (2021- $129,928). As at January 31, 2022, Mr. Rountree was owed total expenses of $207,108 (January 31, 2021 - $129,928).

On December 8, 2020, Michael Rountree was appointed interim CFO and Treasurer.

On January 28, 2021, the Company entered into an Indemnification Agreement with Michael Rountree; the Company finds it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of Mr. Rountree, in his positions as the Chief Executive Officer and Chief Financial Officer, to the fullest extent permitted by applicable law so that he will serve, and continue to serve, the Company free from undue concern that he will not be so indemnified.

(b) Note payable with Rountree Consulting, a company controlled by Mr. Rountree

During the year ended January 31, 2019, the Company issued promissory notes to Rountree Consulting in the accumulated amount of $379,319.

During the fiscal year ended January 31, 2020 the Company issued promissory notes to Rountree Consulting in the accumulated amount of $805,901.

During the fiscal year ended January 31, 2021, the Company issued promissory notes to Rountree Consulting in the accumulated amount of $395,325.

During the fiscal year ended January 31, 2022, the Company issued promissory notes to Rountree Consulting in the accumulated amount of $1,033,131.

These notes bear interest at a rate of 1% per annum, each is due nine months from issue date.

On January 28, 2021, the Company entered into a Debt Settlement and Share Purchase Agreement with Rountree Consulting, Inc., owned by The Rountree Trust, wherein Rountree Consulting, Inc. has agreed to accept 500,000 unregistered, restricted shares of the Company’s common stock at a price of US $0.50 per share in settlement of a portion, in the amount of $250,000 of the total debt owed to Rountree Consulting, Inc. by the Company.

(c) Licensing agreement with Haiku Holdings LLC (“Haiku”)

On March 1, 2019 the Company and Haiku Holdings LLC “Haiku”, a company controlled by our COO, Mr. Rountree, entered into a Trademark Licensing Agreement.  Under the terms of the agreement, the Licensed Marks, including and incorporating Herbo, may be used by Haiku to facilitate the Company’s business including lead generation and referral services. Further, as a result of any revenue generating business generated by Haiku, the Company shall receive 90% of the net revenue. The license remains in effect for a period of ten (10) years from the effective date of the agreement and may be terminated on sixty (60) days written notice by the Company should there be a material breach which remains uncured, or at any time on ten (10) days written notice by Haiku without cause.

 ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9: RELATED PARTY TRANSACTIONS (Continued)

Software Reseller Agreement with Haiku Holdings LLC (“Haiku”)

Effective July 1, 2019, the Company (“Reseller”) entered into a Software Reseller Agreement with respect to the Herbo suite of software offerings with Haiku (“Licensor”). Licensor is the owner of certain computer software-as-a-service offerings and related documentation that it provides to end users. Under the terms of the agreement, the Reseller desires (a) a non-exclusive license of the Software and (b) a non-exclusive, non-transferable, non-assignable and limited right and license to reproduce, market, and distribute such Software, and Licensor agrees to grant to Reseller such right and license.  Under the terms of the agreement for each respective End User License Agreement (EULA) entered into with an End User, Reseller shall pay Licensor the corresponding license fee for the software usage of 10% of gross receipts from End Users. Fees are due on or prior to the 15th day of each calendar month in respect of all gross receipts received from End Users during the previous calendar month.

During the fiscal years ended January 31, 2022 and 2021 the company recorded $0 and $6,821 as license fees under costs of sales, respectively.

Asset purchase agreement with Haiku Holdings LLC (“Haiku”) Refer to Note 4: INTANGIBLE ASSETS

(4)

Revenue from Greenfield Groves Inc.

Greenfield Groves Inc. is owned by Lindsay Giguiere, wife of Gannon Giguiere, who is the president of Phenix Ventures LLC (See Note 11(b) below), and an over 5% shareholder of the Company’s common stock.

(5)	(a) Employment agreement with L. John Lewis

On June 21, 2017, Ga-Du entered into an employment agreement with L. John Lewis whereby Mr. Lewis accepted employment as Chief Executive Officer of Ga-Du for two years unless terminated earlier in accordance with the agreement. During his period of employment, Mr. Lewis has a base salary at an annual rate of $120,000. The Board shall review the Base Salary on an annual basis and may, but is not required to, make upward adjustments from time to time.  The employment agreement was not renewed on expiry. As at January 31, 2022 there was a total of $240,000 in accrued and unpaid salary under the terms of the employment agreement (January 31, 2021 - $240,000).

In December 2020, Mr. Lewis return 250,000 shares to the Company’s Transfer Agent for cancellation The cancellation of the shares were pursuant to the Order and Judgment in the settlement of the aforementioned lawsuit.

(b) Note payable

During the three months ended April 30, 2018, Mr. Lewis paid $175,000 to third parties on behalf of the Company which amount has been recorded in Accounts payable – related parties.

On July 31, 2018, the Company issued promissory notes to Mr. Lewis to convert the payable to note payable in the amount of $170,000. The notes bear interest at a rate of 1% per annum, each is due nine month from issue date.

On April 15, 2020 Mr. L. John Lewis resigned all positions with the Company’s wholly owned subsidiary Ga-Du and also resigned as a director of ESSI.

 ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9: RELATED PARTY TRANSACTIONS (Continued)

(6)

On June 21, 2017, Ga-Du Corporation, a wholly owned subsidiary of Eco Science Solutions Inc. entered into an employment agreement with S. Randall Oveson whereby Mr. Oveson accepted employment as Chief Operating Officer of Ga-Du for two years unless terminated earlier in accordance with the agreement. During his period of employment, Mr. Oveson has a base salary at an annual rate of $120,000.  The Board shall review the Base Salary on an annual basis and may, but is not required to, make upward adjustments from time to time.  The employment agreement was not renewed on expiry. As at January 31, 2022 there was a total of $240,000 in accrued and unpaid salary under the terms of the employment agreement (January 31, 2021 - $240,000).

In December 2020, Mr. Oveson return 250,000 shares to the Company’s Transfer Agent for cancellation The cancellation of the shares were pursuant to the Order and Judgment in the settlement of the aforementioned lawsuit.

(8)	On June 21, 2017, Ga-Du entered into a consulting agreement with Andy Tucker, whereby Mr. Tucker will provide services to the Cannabis industry under development by the Company, as well as act as an advisor to various State regulators concerning the Cannabis industry for two years unless terminated earlier in accordance with the agreement. During the period of the agreement, Mr. Tucker has a base salary at an annual rate of $120,000. Compensation payments shall be divided into twelve (12) equal monthly payments, payable in arrears on the last day of each month following the commencement of the agreement, provided that any partial month worked shall be payable on the last day of such partial month. The employment agreement was not renewed on expiry. As at January 31, 2022 there was a total of $240,000 in accrued and unpaid salary under the terms of the employment agreement (January 31, 2021 - $240,000). Mr. Tucker holds approximately 10.29% of the Company’s issued and outstanding shares.

NOTE 10: CAPITAL STOCK

Common Stock

The total number of authorized shares of common stock that may be issued by the Company is 650,000,000 shares with a par value of $0.0001.

Between December 8, 2020 and December 15, 2020, the following shareholders returned shares to the Company’s Transfer Agent for cancellation: (a) Gannon Giguiere – 1,500,000 shares; (b) Jeffery Taylor – 750,000 shares; (c) Don Taylor – 750,000 shares; (d) L John Lewis – 250,000 shares; and (e) S Randall Oveson – 250,000 shares.  The cancellation of the shares was pursuant to the Order and Judgment in the settlement of the aforementioned lawsuit.

On December 8, 2020, the Company issued 1,400,000 restricted shares of the Company’s common stock to the law firm of Robbins, LLP, as consideration for attorney fees.

On December 23, 2020, the Company issued 2,500,000 restricted shares of the Company’s common stock to Mr. Carl Mudd to be as Chairman of the Board and Ombudsman of the Company under Board Advisory Agreement.

On January 28, 2021, the Company issued 1,500,000 restricted shares of the Company’s common stock under an Asset Purchase Agreement with Haiku Holdings, LLC.

On January 28, 2021, the Company issued 3,000,000 restricted shares of the Company’s common stock the Executive Employment Agreement.

On January 28, 2021, the Company issued 500,000 shares of the Company’s common stock to Rountree Consulting, Inc pursuant to the terms of the Debt Settlement and Stock Purchase Agreement.

As of January 31, 2022, there were 53,957,572 shares issued and 52,957,572 shares outstanding. As of January 31, 2021 there were 53,957,572 shares issued and 52,957,572 shares outstanding

 ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10: CAPITAL STOCK (Continued)

Series A Voting Preferred Shares

On January 11, 2016, the Company’s Board of Directors (the “Board”) authorized the creation of 1,000 shares of Series A Voting Preferred Stock.  The holder of the shares of the Series A Voting Preferred Stock has the right to vote those shares of the Series A Voting Preferred Stock regarding any matter or action that is required to be submitted to the shareholders of the Company for approval.  The vote of each share of the Series A Voting Preferred Stock is equal to and counted as 10 times the votes of all of the shares of the Company’s (i) common stock, and (ii) other voting preferred stock issued and outstanding on the date of each and every vote or consent of the shareholders of the Company regarding each and every matter submitted to the shareholders of the Company for approval.   The Series A Voting Preferred Stock will not be convertible into Common Stock.

As of January 31, 2022 and 2021, no Series A Voting Preferred Shares were issued.

NOTE 11: COMMITMENTS

(a)	On March 22, 2016, we entered into a two-year lease commencing April 1, 2016 for a total of 253 square feet of office and 98 square feet of reception space. Monthly base rent for the period April 1, 2016 to March 31, 2017 was $526.50 per month, increasing to $552.83 per month for the second year. Operating costs for the first year of the lease were $258.06 per month. The Company remitted a security deposit in the amount of $817 in respect of the lease. Further our officers and directors executed a personal guarantee in respect of the aforementioned lease agreement. On expiry of the lease, and to date, the Company continues to occupy the space on a month-to-month basis at a rate of approximately $860 per month including operating costs. During the year ended January 31, 2021, the Company expensed the security deposit as unrecoverable.

(b)

On January 10, 2017, we entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”) with PHENIX VENTURES, LLC (“PVLLC”). Although we are not mandated to sell shares under the Equity Purchase Agreement, the Equity Purchase Agreement gives us the option to sell to PVLLC, up to 10,000,000 shares of our common stock over the period ending January 25, 2019 (or 24 months from the date this Registration Statement is effective). The purchase price of the common stock will be set at eighty-three percent (83%) of the volume weighted average price (“VWAP”) of the common stock during the pricing period. The pricing period will be the ten consecutive trading days immediately after the Put Notice date. In addition, there is an ownership limit for PVLLC of 9.99%. PVLLC is not permitted to engage in short sales involving our common stock during the commitment period ending January 25, 2019. In accordance with Regulation SHO however, sales of our common stock by PVLLC after delivery of a Put Notice of such number of shares reasonably expected to be purchased by PVLLC under a Put will not be deemed a short sale. The Company filed an S-1 Registration Statement in respect of the foregoing on January 27, 2017 which received Effect by the Securities and Exchange Commission, on May 15, 2017.

Subsequently, a Complaint was filed against Gannon Giguiere, president of Phenix Ventures, in July 2018, by the SEC, which alleged Mr. Giguiere’s involvement in certain activities, of which the Company, its’ officers, board members, and others directly involved with the Company, have no knowledge of.  During the fiscal year ended January 31, 2022, Mr. Giguiere entered into a settlement agreement with the SEC and the registration statement expired with no funding having been provided.

(c)	On June 21, 2017, Ga-Du entered into an employment agreement with Ms. Wendy Maguire, whereby Ms. Maguire accepted employment as Vice President, business development of Ga-Du for two years unless terminated earlier in accordance with the agreement. During her period of employment, Ms. Maguire had a base salary at an annual rate of $120,000. Ms. Maguire resigned as Vice President, Business Development on December 12, 2018. Prior to her resignation Ms. Maguire filed a Complaint in the United States District Court from the Western District of Washington for payment of accrued and unpaid wages, legal fees and damages. The Company ceased to accrue fees for Ms. Maguire following receipt of the complaint (ref: Note 12).

 ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11: COMMITMENTS (Continued)

(d)	On July 21, 2017, we entered into a Sublease commencing August 1, 2017 and terminating the earlier of (a) March 31, 2020, or (b) the date this sublease is terminated by sub landlord upon the occurrence of an event of default, the sublease covers a total of 6,120 square feet of office space. Monthly base rent for the period September 1, 2017 to July 31, 2018 is $14,535, and the first month of rent is free of charge. In the second year the monthly base rent increases to $15,173. In the third year the monthly base rent increases to $15,810. The Company has remitted a security deposit in the amount of $15,810 in respect of this sublease. The Company has passed on recording the deferred rent relative to the one free month of rent contained within the lease as it has been determined to be immaterial. During the period ended April 30, 2018 the Company accrued rent in respect to this sublease for the months of March and April 2018 including applicable operating costs. Subsequent to October 31, 2018 the Company has abandoned the space without payment or further accruals, and the lease has been effectively terminated. After deduction of the Security deposit, a balance of $21,051 remains due and payable as at January 31, 2022 and 2021.

(e)

The Company has entered into verbal agreements with Take2L, an arms length third party, to develop and service our current technology platform in consideration for certain fees as invoiced monthly. On September 1, 2018, Take2L invoiced $350,000 to the Company in respect of the ongoing development of software to support our platform.

As at January 31, 2022 and 2021 an amount of $878,810 and $768,810 is due and payable to Take 2L in respect to invoices issued for services rendered.  The Company has been unable to settle these invoices as they have come due. Take 2L has had a long working relationship with our Chief Operating Officer, Mr. Rountree, and with regard to other business; Take 2L has no relationship with the Company other than as a provider of services to the Company and does not hold any shares in the Company. Take 2L has continued to provide the Company essential services during the shortfall in funds to meet operational overhead as it comes due and it is expected these accounts will be settled in full as soon as resources become available.

(f)

On December 23, 2020, the Company entered into a Board Advisory Agreement in which Mr. Carl Mudd agreed to serve as the Chairman of the Board of Directors of the Company (the “Board”) and as Ombudsman for the Company pursuant to both Rule 53 of the Federal Rules of Civil Procedure, and to the Order and Judgment in the settlement of a lawsuit entitled In re Eco Science Solutions, Inc. Shareholder Derivative Litigation Lead Civil No. 1:17-cv-00530-LEW-WRP (D. Haw.)

As consideration for his service, in addition to receiving two million five hundred thousand (2,500,000) restricted shares of the Company’s common stock, he will receive an advisory fee of Ten Thousand Dollars ($10,000) per month, commencing December 24, 2020. Half of the monthly advisory fee ($5,000) must be paid to Mr. Mudd, while the other half of the advisory fee may be accrued on a monthly basis until the Company has closed a bona fide third-party debt and/or equity financing of at least eight hundred thousand dollars ($800,000). As at January 31, 2022, Mr. Mudd was owed $130,000 which is comprised of $120,000 for 2022 and $10,000 for fiscal year 2021.

The term of this Agreement shall be four (4) years or as set forth in the Stipulation of Order. This Agreement may be terminated by either party upon thirty (30) days’ notice for material breach. If the caveat emptor symbol affixed to the Company is not removed by the OTC Marketplace by February 28, 2021, that shall constitute a material breach under this Section. In addition, this Agreement shall terminate in the event of the resignation of Advisor from the Board.

 ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12: CONTINGENCIES

(1)  On October 20, 2017, a purported shareholder of the Company, Mr. Ian Bell, filed a verified stockholder derivative complaint against the Individual Defendants in the United States District Court for the District of Hawaii (the “First Hawaii Complaint”). On January 11, 2018, a purported shareholder of the Company, Mr. Marc D’ Annunzio, filed a verified stockholder derivative complaint against the Individual Defendants in the United States District Court for the District of Hawaii (the “Second Hawaii Complaint”). On February 9, 2018, the Hawaii federal court consolidated the First Hawaii Complaint and the Second Hawaii Complaint (the “Consolidated Hawaii Action”). On December 10, 2018, plaintiffs in the Consolidated Hawaii Action filed their amended complaint (the “Amended Hawaii Complaint”). The Company is identified as a nominal defendant, against which no claims are plead. The Amended Hawaii Complaint arises out of alleged materially false and misleading statements or omissions from SEC filings and/or public statements by or on behalf of the Company. The Amended Hawaii Complaint asserts claims on behalf of the Company for breach of fiduciary duty against the Taylors and Mr. Lewis and Mr. Oveson, for aiding and abetting breaches of fiduciary duties against Mr. Lewis and Mr. Oveson, for aiding and abetting breaches of fiduciary duties against Mr. Giguiere, for waste of corporate assets against the Individual Defendants, and for unjust enrichment against the Individual Defendants. The Amended Hawaii Complaint seeks damages for the alleged breaches of fiduciary duties, aiding and abetting, waste and unjust enrichment, demands restitution and disgorgement and requests an order directing the Company and all individual defendants to take all necessary actions to reform and improve the Company’s corporate governance in order to avoid any alleged future harm to the Company. On September 21, 2020, the United States District Court for the District of Hawaii issued an order in the action captioned In re Eco Science Solutions, Inc. Shareholder Derivative Litigation Lead Civil No. 1:17-cv-00530-LEW-WRP (D. Haw.), preliminarily approving a proposed settlement (the “Settlement”) as set forth in a Stipulation of Settlement dated September 21, 2020 (the “Stipulation”), by and among (i) plaintiffs Mr. Ian Bell and Mr. Marc D’ Annunzio, individually and derivatively on behalf of Eco Science Solutions Inc. (the “ESSI or the Company”); (ii) certain of the Company’s current and former officers, directors and consultants; and (iii) the Company.  Pursuant to the Court’s Preliminary Approval Order, a hearing was held on November 17, 2020, before the Honorable Leslie Kobayashi, in the United States District Court for the District of Hawaii and approved terms of Settlement for an Order issued December 3, 2020, including the following:

I.	The resignation of Jeffery Taylor as Chairman of the Board to the Company; and Don Taylor as Chief Financial Officer and a member of the Board of Directors;

II.	Appointment of Carl Mudd or such individual with similar background and qualifications to serve as Ombudsman and as Chairman of the Board.

III.	The following shareholders have been ordered to return a cumulative total of 3,500,000 shares of the Company’s common stock to treasury for cancellation, as set out below:

(a)	Gannon Giguiere – 1,500,000 shares; (b) Jeffery Taylor – 750,000 shares; (c) Don Taylor – 750,000 shares; (d) L John Lewis – 250,000 shares; and (e) S Randall Oveson – 250,000 Shares

IV.	The Company shall issue 1,400,000 restricted common stock to the law firm of Robbins, LLP, as consideration for attorney fees;

V.	The Company shall enter into a Promissory Note with the law firm of Robbins, LLC for in the amount of Three Hundred Fifty Thousand Dollars ($350,000) with respect to legal fees incurred, note bearing interest at a rate of six (6%) percent per annum calculated monthly with all interest and principal due and payable no later than three (3) years from the date of the final Settlement approval;

VI.	Debt in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) held by Phenix Ventures LLC, a company controlled by Gannon Giguiere, shall be immediately forgiven and canceled.

(2) On November 3, 2017, a purported shareholder of the Company, Mr. Hans Menos, filed a verified shareholder derivative complaint against the Individual Defendants in the United States District Court for the District of Nevada (the “Nevada Federal Complaint”). Mr. Menos amended the Nevada Federal Complaint on December 21, 2018. The Company is identified as a nominal defendant, against which no claims are plead. The Nevada Federal Complaint arises out of alleged materially false and misleading statements or omissions from SEC filings and/or public statements by or on behalf of Company. The Nevada Federal Complaint asserts claims on behalf of the Company for breach of fiduciary duties against the Individual Defendants, for aiding and abetting breaches of fiduciary duties against Mr. Giguiere, Mr. Lewis and Mr. Oveson, unjust enrichment against the Individual Defendants, waste of corporate assets against the Individual Defendants, abuse of control against the Individual Defendants, and gross mismanagement against the Individual Defendants. The Nevada Federal Complaint (I) seeks judicial declarations that (i) Mr. Menos may maintain this action on behalf of the Company and (ii) the Individual Defendants have breached and/or aided and abetted the breach of their fiduciary duties to the Company; (2) seeks damages to the Company allegedly sustained as a result of the acts/omissions of the Individual Defendants; (3) seeks an order directing the Company and the Individual Defendants to take all necessary actions to reform and improve the Company’s corporate governance in order to avoid any alleged future harm to the Company. On March 2, 2020, the parties to the Nevada Federal Complaint stipulated to the dismissal thereof, which the Court approved on March 3, 2020.

 ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12: CONTINGENCIES (Continued)

(3) On February 1, 2019, the lead plaintiff, Mr. Richard Raschke, a purported shareholder of the Company, filed an amended consolidated class action complaint against the Company, the Taylors, and Mr. Gannon Giguiere in the United States District Court for the District of New Jersey (the “Class Action”). The Class Action arose out of alleged materially false and misleading statements or omissions from SEC filings and/or public statements by or  on  behalf  of Company. On September 22, 2020, the Court administratively terminated the case.

(4)  On September 10, 2018, the Company received a Letter of Summons and Notice of Complaint from Wendy Maguire, Vice President of Business Development for Ga Du Corporation, filed in the United States District Court from the Western District of Washington on September 4, 2018 and naming the Company, its subsidiary Ga Du Corporation and two of the Company’s officers as Defendants. The Claims filed under the Complaint include payment of accrued and unpaid wages, legal fees and damages.  The Company has filed its Answer.  Plaintiff filed a Motion for Summary Judgment on March 14, 2019, on her statutory claim for unpaid wages and on her claim for breach of employment contract.  The motion has been fully briefed.  On May 13, 2020, plaintiff’s motion for summary judgment as to the personal liability of corporate officers of ESSI and Ga-Du under the Washington Wage Rebate Act was Granted. Corporate officers of ESSI and its subsidiary Ga-Du are jointly and severally liable (along with ESSI and its wholly-owned subsidiary Ga-Du) for $240,000 in unpaid wages, another $240,000 in exemplary damages, attorney’s fees, and prejudgment interest. Defendants’ cross-motions regarding personal liability was denied. A total of $746,501 is reflected as a liability on the Company’s balance sheets in respect to this judgment. Subsequent to the fiscal year ended January 31, 2021, the Company’s CEO Mike Rountree commenced settlement payments to Ms. Maguire. As at January 31, 2022 the judgement has been settled in full.

The litigation under other income (expense) as below:

Schedule Of The Litigation Under Other Income Expense

Above (1)	$1,843,754
Above (4)	(506,502)
$1,337,252

During the year ended January 31, 2022, all pending litigation against the Company was adjudicated, dismissed or settled.

NOTE 13: SUBSEQUENT EVENTS

On August 25, 2022 (the “Company”) became aware of the existence of an Order Instituting Administrative Proceedings and Notice of Hearing Pursuant to Section 12(j) of the Securities Exchange Act of 1934 (the “Order”), dated August 17, 2022, by the Securities and Exchange Commission (the “SEC”), naming the Company as a respondent. In the Order, the SEC stated that the Company is delinquent in its periodic filings with the SEC, failed to meet its obligations to file timely reports and failed to comply with Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rules 13a-1 and 13a-13 thereunder. As stated in the Order, the SEC deemed it necessary and appropriate for public administrative proceedings to be instituted to determine, among other things, whether it is necessary and appropriate to suspend for a period not exceeding twelve months, or revoke the registration of, the common stock of the Company, which is registered pursuant to Section 12 of the Exchange Act. Further, the Order stated that the Company failed to heed a delinquency letter sent to it by the Division of Corporation Finance requesting compliance with its periodic filing obligations. Although the Company has had the same address listed on its filings for the past six years, the Company never received a delinquency letter. Although the Company was not served, the Order states that the Company will have ten days after the date of service of the Order to provide the SEC with an answer to the Order.

 ECO SCIENCE SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13: SUBSEQUENT EVENTS (Continued)

On August 25, 2022, the Company responded to the Order via email and via the SEC’s eFAP system where filings are uploaded electronically, asking the SEC to not proceed with the Administrative Order and to allow the Company until the end of September to file its requisite financial statements. On September 5, 2022, Michael Rountree, CEO of the Company sent a follow up letter to the SEC asking for a response from the SEC to the letter sent on August 25, 2022. Further to the letter of September 5, 2022, on September 9, 2022, Mr. Rountree had a telephone conversation with the SEC to discuss the Administrative Order and the best course of action to preserve the value of the Company for its stockholders, including the manner in which, or whether, to provide a further answer to the Order or to participate in the administrative hearing. Pursuant to the conversation, Mr. Rountree was advised that there can be no assurance that the Company would be able to prevail at any administrative hearing or that the registration of the common stock of the Company, which is registered pursuant to Section 12 of the Exchange Act, would not be revoked or suspended.

On September 9, 2022, the Company received a draft Order Making Findings and Revoking Registration of Securities Pursuant to Section 12(j) of the Securities Exchange Act of 1934 as to Eco Science Solutions, Inc. (“Order”), as well as an Offer of Settlement of Eco Science Solutions, Inc. as to File No. 3-20971.

On September 12, 2022, and further to the conversation with the SEC, and following a board meeting, it was determined that the Company should consent to the revocation of the Company’s common stock.

On September 14, 2022, Mr. Rountree executed both the Order and the Offer of Settlement in order for the SEC to revoke the Company’s common stock.

On October 7, 2022, the SEC issued an Order revoking the Company’s common stock. The Company has determined to proceed to file a new Form 15c-211 upon return to reporting with the SEC anticipated in the first quarter of fiscal 2024.

The Company has evaluated subsequent events from the balance sheet date through the date that the financial statements were issued and determined that there are no additional subsequent events to disclose.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There have been no changes or disagreements with Accountants on accounting and financial disclosures.

Item 15.	Financial Statements and Exhibits.

(a)	Financial Statements included herein:

(i)	Audited Consolidated Financial statements for the fiscal years ended January 31, 2022, and 2021 and notes thereon with report of Independent Public Accounting firm;

(ii)	Condensed consolidated financial statements for the three and nine months ended October 31, 2022 and 2021, with notes to financial statements

(b)	Exhibits

Exhibit Number	Exhibit Description	Filed Previously	Filed herewith
3.1	Articles of Incorporation of Pristine Solutions Inc. (incorporated by reference to the Registrant’s registration statement on Form S-1 filed on May 4, 2010)	*
3.2	Certificate of Amendment filed with the Nevada Secretary of State on January 29, 2010. (incorporated by reference to the Registrant’s registration statement on Form S-1 filed on May 4, 2010)	*
3.3	Bylaws of Pristine Solutions Inc. (incorporated by reference to the Registrant’s registration statement on Form S-1 filed on May 4, 2010)	*
3.4	Amended Articles of Incorporation/Certificate of Amendment filed with the Nevada Secretary of State on March 7, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended January 31, 2012 filed April 30, 2012)	*
3.5	Articles of Exchange filed with the Nevada Secretary of State on October 31, 2012 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed November 13, 2012)	*
3.6	Certificate to accompany Restated Articles or Amended and Restated Articles (incorporated by reference to the Registrant’s Current Report on Form 8-K filed January 4, 2013)	*
3.7	Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations (incorporated by reference to the Registrant’s Current Report on Form 8-K filed February 18, 2014)	*
3.8	Designation of Series A Voting Preferred shares filed with the Nevada Secretary of State on January 12, 2016	*
4.1	Description of Securities	*
10.1	Consulting Agreement with Standard Consulting LLC (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended January 31, 2018 filed on November 19, 2018)	*
10.2	Trademark Licencing Agreement between the Company and Haiku Holdings LLC	*
10.3	Board Advisory Agreement	*
10.4	Executive Employment Agreement	*
10.5	Indemnification Agreement	*
10.6	Debt Settlement and Purchase Agreement	*
10.7	Asset Purchase Agreement between Eco Science Solutions and Haiku Holdings, LLC	*
10.8	Addendum to Executive Employment Agreement	*
(23)
23.1	Consent of Independent Registered Public Accounting Firm		*
(99)
99.1	Notice of Pendency and Proposed Settlement of Stockholder Derivative Action	*
99.2	Stipulation of Settlement, dated September 21, 2020	*
99.3	December 28, 2020 Press Release regarding Mr. Mudd’s agreement to serve as Chairman of the Board and Ombudsman	*

SIGNATURE

Pursuant to the requirements Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Eco Science Solutions Inc.

Date: December 27, 2022	By:	/s/Michael Rountree
Name: Michael Rountree
Title: Chief Executive Officer